Exhibit 99.1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements, independent registered public accounting firms’ reports and other reports of Center Financial Corporation are included herein:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Center Financial Corporation:

We have audited the accompanying consolidated statement of financial condition of Center Financial Corporation and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year then ended. These consolidated financial statements are the responsibility of Center Financial Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Center Financial Corporation and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Center Financial Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2011 expressed an unqualified opinion on the effectiveness of Center Financial Corporation’s internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California

March 3, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Center Financial Corporation

We have audited the accompanying consolidated statement of financial condition of Center Financial Corporation (a California corporation) and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Center Financial Corporation as of December 31, 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Los Angeles, California

March 12, 2010

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2010	2009
	(Dollars in thousands)
ASSETS
Cash and due from banks	$29,237	$34,294
Federal funds sold	136,180	145,810
Money market funds and interest-bearing deposits in other banks	93,503	52,698

Cash and cash equivalents	258,920	232,802
Securities available for sale, at fair value	289,551	370,427
Non-covered loans held for sale, at the lower of cost or fair value	60,234	23,318
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	15,019	15,673
Non-covered loans, net of allowance for loan losses of $52,047 as of December 31, 2010 and $58,543 as of December 31, 2009	1,415,646	1,455,824
Covered loans	116,283	—
Premises and equipment, net	13,532	13,368
Core deposit intangibles, net	464	—
Customers’ liability on acceptances	2,287	2,341
Non-covered other real estate owned, net	937	4,278
Covered other real estate owned, net	1,459	—
Accrued interest receivable	5,509	6,879
Deferred income taxes, net	14,383	11,551
Investments in affordable housing partnerships	10,824	11,522
Cash surrender value of life insurance	12,791	12,392
Income tax receivable	14,277	16,140
Prepaid regulatory assessment fees	7,864	11,483
FDIC loss share receivable	23,991	—
Other assets	6,308	4,802

Total	$2,270,279	$2,192,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$396,973	$352,395
Interest-bearing	1,374,021	1,395,276

Total deposits	1,770,994	1,747,671
Acceptances outstanding	2,287	2,341
Accrued interest payable	5,113	5,803
Other borrowed funds	188,670	148,443
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	10,646	13,927

Total liabilities	1,996,267	1,936,742
Commitments and Contingencies	—	—
Shareholders’ Equity
Preferred stock, no par value, 10,000,000 shares authorized; issued and outstanding, 55,000 shares and 128,500 shares as of December 31, 2010 and 2009, respectively
Series A, cumulative, issued and outstanding 55,000 shares as of December 31, 2010 and 2009	53,409	53,171
Series B, non-cumulative, convertible, issued and outstanding none and 73,500 shares as of December 31, 2010 and 2009, respectively	—	70,000
Common stock, no par value; 100,000,000 and 40,000,000 shares authorized; issued and outstanding, 39,914,686 shares and 20,160,726 shares (including 76,809 shares and 10,050 shares of unvested restricted stock) as of December 31, 2010 and 2009, respectively	187,754	88,060
Retained earnings	32,000	41,314
Accumulated other comprehensive income, net of tax	849	3,513

Total shareholders’ equity	274,012	256,058

Total	$2,270,279	$2,192,800

See accompanying notes to consolidated financial statements.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2010	2009	2008
	(Dollars in thousands, except per share data)
Interest and Dividend Income:
Interest and fees on loans	$86,408	$93,559	$122,424
Interest on federal funds sold	414	418	105
Interest on taxable investment securities	8,939	9,721	7,746
Interest on tax-advantaged investment securities	—	12	205
Dividends on equity stock	55	37	610
Money market funds and interest-earning deposits	15	64	117

Total interest and dividend income	95,831	103,811	131,207
Interest Expense:
Interest on deposits	20,612	34,935	46,126
Interest expense on long-term subordinated debentures	583	674	1,187
Interest on borrowed funds	6,698	6,975	9,294

Total Interest expense	27,893	42,584	56,607

Net interest income before provision for loan losses	67,938	61,227	74,600
Provision for loan losses	22,010	77,472	26,178

Net interest income (loss) after provision for loan losses	45,928	(16,245)	48,422
Noninterest Income:
Customer service fees	8,108	8,013	7,658
Fee income from trade finance transactions	2,812	2,266	2,520
Wire transfer fees	1,268	1,120	1,153
Gain on sale of loans	1,361	—	1,017
Net gain on sale of securities available for sale	2,209	—	—
Loan service fees	1,625	814	1,357
Impairment loss on securities available for sale	—	—	(9,889)
Gain on business acquisition	5,900	—	—
Increase in FDIC loss share receivable	1,110	—	—
Other income	1,695	1,766	1,671

Total noninterest income	26,088	13,979	5,487

Noninterest Expense:
Salaries and employee benefits	18,726	17,804	23,726
Occupancy	5,392	4,876	4,480
Furniture, fixtures, and equipment	2,575	2,410	2,103
Data processing	2,680	2,280	2,169
Legal fees	1,481	1,087	2,203
Accounting and other professional service fees	1,514	1,629	1,362
Business promotion and advertising	1,515	1,426	1,900
Supplies and communications	1,578	1,557	2,106
Security service	1,133	1,038	1,131
Regulatory assessment	4,129	3,435	1,265
KEIC litigation settlement	—	—	7,522
Impairment of goodwill and intangible asset	—	1,413	—
Merger related expenses	846	—	—
Net OREO related expenses	1,970	1,910	—
Other operating expenses	4,478	5,205	5,369

Total noninterest expense	48,017	46,070	55,336

Income (loss) before income tax provision (benefit)	23,999	(48,336)	(1,427)
Income tax provision (benefit)	1,316	(5,834)	(1,647)

Net income (loss)	22,683	(42,502)	220
Preferred stock dividends and accretion of preferred stock discount	(31,996)	(2,954)	(155)

Net income (loss) available to common shareholders	$(9,313)	$(45,456)	$65

Earnings (loss) per common share:
Basic	$(0.26)	$(2.66)	$—
Diluted	(0.26)	(2.66)	—

See accompanying notes to consolidated financial statements.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

		Common Stock				Accumulated Other Comprehensive Income (Loss)
	Preferred Stock	Number of Shares	Amount	Common Stock Warrants	Retained Earnings		Total Shareholders’ Equity
	(Dollars and Share Numbers in thousands)
BALANCE, JANUARY 1, 2008	$—	16,367	$67,006	$—	$89,096	$(94)	$156,008
Comprehensive income
Net income	—	—	—	—	220	—	220
Other comprehensive income, net of tax
Change in unrealized gain on securities available for sale	—	—	—	—	—	1,602	1,602

Total Comprehensive income							1,822

Issuance of preferred stock (55,000 shares)	52,949	—	—	—	—	—	52,949
Issuance of common stock warrants	—	—	—	2,051	—	—	2,051
Accretion of preferred stock discount	10	—	—	—	(10)	—	—
Common stock issued	—	415	4,000	—	—	—	4,000
Stock options exercised	—	4	22	—	—	—	22
Restricted stock, net of forfeitures	—	3	29	—	—	—	29
Share-based compensation	—	—	1,146	—	—	—	1,146
Cash dividends:
Preferred stock (5% per share)	—	—	—	—	(145)	—	(145)
Common stock ($0.20 per share)	—	—	—	—	(3,315)	—	(3,315)

BALANCE, DECEMBER 31, 2008	$52,959	16,789	$72,203	$2,051	$85,846	$1,508	$214,567

Comprehensive loss
Net loss	$—	—	$—	$—	$(42,502)	$—	$(42,502)
Other comprehensive loss, net of tax
Change in unrealized gain on securities available for sale	—	—	—	—	922	2,005	2,927

Total Comprehensive loss	—	—	—	—	—	—	(39,575)

Issuance of preferred stock, Series B (73,500 shares)	70,000	—	—	—	—	—	70,000
Accretion of preferred stock discount	212	—	—	—	(212)	—	—
Common stock issued	—	3,360	12,781	—	—	—	12,781
Stock options exercised	—	13	47	—	—	—	47
Restricted stock, net of forfeitures	—	(1)	19	—	—	—	19
Share-based compensation	—	—	959	—	—	—	959
Cash dividends:
Preferred stock, Series A (5% per share)	—	—	—	—	(2,740)	—	(2,740)
Common stock	—	—	—	—	—	—	—

BALANCE, DECEMBER 31, 2009	$123,171	20,161	$86,009	$2,051	$41,314	$3,513	$256,058

Comprehensive income
Net income	$—	—	$—	$—	$22,683	$—	$22,683
Other comprehensive income, net of tax
Change in unrealized loss on securities available for sale	—	—	—	—	—	(2,664)	(2,664)

Total Comprehensive income	—	—	—	—	—	—	20,019

Accretion of preferred stock discount	238	—	29,008	—	(29,246)	—	—
Restricted stock, net of forfeitures	—	69	99	—	—	—	99
Share-based compensation	—	—	587	—	—	—	587
Common stock issuance	—	19,685	—				—
Preferred stock, Series B conversion	(70,000)	—	70,000	—	—	—	—
Cash dividends:
Preferred stock, Series A (5% per share)	—	—	—	—	(2,751)	—	(2,751)
Common stock	—	—	—	—	—	—	—

BALANCE, DECEMBER 31, 2010	$53,409	39,915	$185,703	$2,051	$32,000	$849	$274,012

(Continued)

See accompanying notes to consolidated financial statements.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)—(Continued)

YEAR ENDED DECEMBER 31,

	2010	2009	2008
	(Dollars in thousands)
Disclosures of reclassification amounts for the years ended December 31,
Unrealized holding (loss) gain arising during period, net of tax (benefit) expenses of ($1,435) in 2010, $798 in 2009, and $1,160 in 2008	$(2,664)	$2,005	$1,602
Less reclassification adjustment for amounts included in net loss, net of tax expense of $0 in 2010, $669 in 2009, and $0 in 2008	—	922	—

Net change in unrealized (loss) gain on securities available for sale, net of tax (benefit) expense of ($1,435) in 2010, $1,467 in 2009, and $1,160 in 2008	$(2,664)	$2,927	$1,602

(Concluded)

See accompanying notes to consolidated financial statements.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31,

	2010	2009	2008
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$22,683	$(42,502)	$220
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Compensation expenses related to stock options and restricted stocks	686	978	1,175
Depreciation and amortization	6,866	4,117	3,539
Amortization of deferred fees and accretion of discount	(6,361)	(738)	(1,406)
Amortization of premium, net of accretion of discount, on securities available for sale and held to maturity	2,168	767	35
Provision for loan losses	22,010	77,472	26,178
Gain on business acquisition	(5,900)	—	—
Impairment loss on securities available for sale	—	—	9,889
Common stock issued for legal settlement	—	—	4,000
Net loss on sale of premises and equipment	—	8	—
Net (gain) loss on sale of securities available for sale	(2,209)	55	—
Net increase in loans held for sale	(77,907)	(13,454)	(11,198)
Gain on sale of loans	(1,361)	—	(1,017)
Proceeds from sale of loans	42,352	—	43,843
Net loss (gain) on sale of non-covered OREO	(44)	—	(137)
Valuation adjustment on non-covered OREO	1,432	—	—
Deferred tax (benefit) expense provision	(1,398)	6,912	(7,874)
Federal Home Loan Bank stock dividend	—	—	(775)
Decrease in accrued interest receivable	1,370	598	1,409
Net increase in cash surrender value of life insurance policy	(399)	(400)	(409)
Decrease (increase) in income tax receivable	1,863	(13,813)	(2,327)
Decrease (increase) in prepaid assessment	—	(11,483)	—
Increase in other assets	(2,355)	(6,559)	(3,031)
Decrease in accrued interest payable	(2,482)	(1,465)	(5,945)
(Decrease) increase in accrued expenses and other liabilities	(3,336)	(2,764)	3,927

Net cash provided by (used in) operating activities	(2,322)	(2,271)	60,096

Cash flows from investing activities:
Purchase of securities available for sale	(154,739)	(268,964)	(98,826)
Proceeds from principal repayment, maturity or call of available-for-sale securities	183,720	79,774	43,082
Proceeds from sale of securities available for sale	59,745	4,954	3,537
Proceeds from matured, called or principal repayment on securities held to maturity	—	—	2,062
Net decrease in investment in Federal Home Loan Bank and other equity stock	1,872	—	321
Net (increase) decrease in non-covered loans	(29,853)	105,986	27,637
Net decrease in covered loans	13,263	—	—
Proceeds from sale of loans acquired for investment	39,620	30,201	23,606
Proceeds from recoveries of loans previously charged off	5,151	731	406
Proceeds from FDIC loss share receivable	2,419	—	—
Net increase in premises and equipment	(2,289)	(838)	(3,202)
Proceeds from sale of non-covered OREO	6,412	6,000	2,383
Proceeds from sale of covered OREO	2,155	—	—
Net cash acquired from business combination, inclusive of settlement received from FDIC	71,505	—	—
Net increase in investments in affordable housing partnerships	—	—	(2,147)

Net cash provided by (used in) investing activities	198,981	(42,156)	(1,141)

(Continued)

See accompanying notes to consolidated financial statements.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

YEAR ENDED DECEMBER 31,

	2010	2009	2008
	(Dollars in thousands)
Cash flows from financing activities:
Net (decrease) increase in deposits	(185,985)	144,151	25,845
Net increase (decrease) in other borrowed funds	18,195	(44,578)	(106,585)
Net proceeds from issuance of preferred stock	—	70,000	55,000
Proceeds from issuance of common stock	—	12,781	—
Proceeds from stock options exercised	—	47	22
Payment of cash dividend	(2,751)	(3,383)	(3,315)
Purchases of common stock	—	—	—

Net cash (used in) provided by financing activities	(170,541)	179,018	(29,033)

Net increase in cash and cash equivalents	26,118	134,591	29,922
Cash and cash equivalents, beginning of the year	232,802	98,211	68,289

Cash and cash equivalents, end of the year	$258,920	$232,802	$98,211

Supplemental disclosure of cash flow information:
Interest paid	$31,022	$44,049	$62,552
Income taxes paid, net of refunds	1,048	3,461	8,350
Supplemental schedule of noncash investing, operating, and financing activities:
Cash dividend accrual for preferred stock	344	344	145
Cash dividend accrual for common stock	—	—	840
Accretion of preferred stock discount	29,246	212	10
Transfer of non-covered loans to non-covered loans held for sale	26,596	—	—
Transfer of non-covered loans to non-covered OREO	4,560	11,978	2,246
Transfer of covered loans to covered OREO	1,672	—	—
Transfer of investment securities from held-to-maturity to available-for-sale	—	4,131	—
Conversion of preferred stock to common stock	70,000	—	—
Acquisition:
Assets acquired	219,797	—	—
Liabilities assumed	234,966	—	—

(Concluded)

See accompanying notes to consolidated financial statements.

CENTER FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE NATURE OF OPERATIONS

Center Financial Corporation (“Center Financial”) was incorporated on April 19, 2000 and acquired all of the issued and outstanding shares of Center Bank (the “Bank”) in October 2002. Currently, Center Financial’s direct subsidiaries include the Bank and Center Capital Trust I. Center Financial exists primarily for the purpose of holding the stock of the Bank and of other subsidiaries. Center Financial and the Bank are collectively referred to herein as the “Company.”

The Bank is a California state-chartered and Federal Deposit Insurance Corporation (“FDIC”) insured financial institution, which was incorporated in 1985 and commenced operations in March 1986. The Bank changed its name from California Center Bank to Center Bank in December 2002. The Bank’s headquarters are located at 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010. The Bank provides comprehensive financial services for small to medium sized business owners, primarily in Southern California. The Bank specializes in commercial loans, most of which are secured by real property, to small business customers. In addition, the Bank is a Preferred Lender of Small Business Administration (“SBA”) loans and provides trade finance loans. The Bank’s primary market is the Southern California area, including Los Angeles, Orange, San Bernardino, and San Diego counties, primarily focused in areas with high concentrations of Korean-Americans.

The Bank currently has 22 full-service branch offices, 19 branches of which are located in California. The Bank also operates two Loan Production Offices in Seattle and Denver. In December 2003, Center Financial formed a wholly owned subsidiary, Center Capital Trust I, a Delaware statutory business trust, for the exclusive purpose of issuing and selling trust preferred securities. Center Financial’s principal source of income is generally dividends from the Bank and equity earnings in the Bank. The expenses of Center Financial, including interest on junior subordinated debentures issued to Center Capital Trust I, legal and accounting fees and NASDAQ listing fees have been and will generally be paid by the cash on hand or from dividends paid by the Bank.

As discussed in Note 3, on April 16, 2010, the California Department of Financial Institutions closed Innovative Bank, Oakland, California, and appointed the FDIC as its receiver. On the same date, Center Bank assumed the banking operations of Innovative Bank from the FDIC under a purchase and assumption agreement with loss sharing.

On December 9, 2010, Center Financial and Nara Bancorp, Inc. (“Nara Bancorp”) entered into a definitive agreement to merge. Under the terms of the merger agreement, Center Financial shareholders will receive a fixed ratio of 0.7804 of a share of Nara Bancorp common stock in exchange for each share of Center Financial common stock they own. At the closing date of the merger, Nara Bancorp shareholders will own approximately 55% of the combined company and Center Financial shareholders will own approximately 45%. The combined company will operate under a new name that will be determined prior to the closing. In addition, at the closing or as soon as possible thereafter, it is anticipated that Nara Bank, a California state-chartered bank and a wholly-owned subsidiary of Nara Bancorp, will merge with and into the Bank, with the Bank as the surviving bank after the bank merger.

The boards of directors of both companies have unanimously approved the transaction. The transaction is subject to regulatory approval, the approval of the shareholders of both Center Financial and Nara Bancorp, and other customary closing conditions. The Company anticipates that the regulatory approval process will take several months and, therefore, does not expect to complete the merger before the second half of 2011. There is no assurance, however, that the bank regulators will approve the merger within this time frame, or at all.

Please see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2010 for a more complete description of the merger agreement. In addition, in connection with the proposed merger, Nara Bancorp will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement/Prospectus of Center Financial and Nara Bancorp, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Center Financial and the Bank. Intercompany transactions and accounts have been eliminated in consolidation. Center Capital Trust I is not consolidated as described in Note 16.

The consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles (“US GAAP”) and general practices within the banking industry.

Significant Group Concentration of Credit Risk

Most of the Company’s activities are with customers located within the greater Los Angeles region. Note 6 discusses the Company’s investment securities and Note 7 discusses the Company’s lending activities.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change in the near term include, among other items, the allowance for credit losses, investment securities, the carrying value of other real estate owned, the carrying value of intangible assets, the carrying value of the FDIC loss share receivable and the realization of deferred tax assets.

As discussed in Note 3, the acquired assets and assumed liabilities of Innovative Bank in an FDIC-assisted transaction were measured at estimated fair value. Management made significant estimates and exercised significant judgment in estimating fair value and accounting for the acquisition of Innovative Bank.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, overnight federal funds sold, money market funds, and interest-bearing deposits in other banks, all of which have original maturities of less than 90 days.

The Company is required to maintain minimum reserve balances in cash with the Federal Reserve Bank. The average reserve balance requirement was approximately $9.0 million and $7.8 million during 2010 and 2009, respectively. The Company did not have a restricted balance in its due from banks at December 31, 2010 and 2009, respectively.

Investment Securities Available for Sale

The Company classifies its investment securities according to their purpose and holding period. As of December 31, 2010 and 2009, there were no trading account securities or held-to-maturity securities in the investment portfolio. Securities available for sale are reported at estimated fair value.

The fair values of the investment securities are generally determined by reference to the quoted market prices obtained from independent external brokers or independent external pricing service providers who have experience in valuing these securities.

The Company evaluates its investment securities portfolio, at each reporting date, for indicators of other-than-temporary impairment (“OTTI”). This determination requires significant judgment. The Company assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date. Under these circumstances, OTTI is considered to have occurred (1) if the Company intends to sell the security; (2) if it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the expected cash flows are not sufficient to recover all contractually required principal and interest payments. Furthermore, securities which fail the criteria above (1 through 3) must be evaluated to determine what portion of the impairment is related to credit or noncredit related OTTI. For securities that the Company does not intend to sell or it is more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. The credit related OTTI, represented by the expected loss in principal, is recognized in noninterest income, while noncredit related OTTI is recognized in other comprehensive income. Noncredit related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities the Company does expect to sell, entire OTTI is recognized in earnings.

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The carrying value plus any related OCI balance of sold securities is used to compute realized gains and losses. Interest and dividends on securities are included in interest income. Amortization of premiums and accretion of discounts on securities are recorded as yield adjustments on such securities using the effective interest method. The specific identification method is used for purposes of determining cost in computing realized gains and losses on investment securities sold.

Federal Home Loan Bank and Other Equity Stock

As a member of the Federal Home Loan Bank (“FHLB”) of San Francisco, the Company is required to own common stock in the FHLB based upon the Company’s balance of residential mortgage loans, mortgage-backed securities, and outstanding advances. The Company’s investment in FHLB stock totaled $15.0 million and $15.6 million as of December 31, 2010 and 2009, respectively. In addition, the Company had invested $60,000 in Pacific Coast Bankers’ Bank stock as of December 31, 2010 and 2009. The instruments are carried at cost in the Consolidated Statements of Financial Condition and are evaluated for impairment.

Non-covered Loans Held for Sale and Servicing Assets

As a result of the Innovative Bank acquisition, we have a class of loans called “covered loans” that are covered by a loss sharing agreement with the FDIC. When we refer to non-covered loans, we are referring to loans not covered by the FDIC loss sharing agreement.

Certain Small Business Administration loans that the Company has the intent to sell prior to maturity are designated as held for sale typically at origination and recorded at the lower of cost or market value, on an aggregate basis. Upon management’s decision, certain loans in the portfolio that were originated for investment may be reclassified to the held for sale category prior to any commitment by the Company to sell the loans. Such decision is usually made to rebalance the loan portfolio and to better manage the Company’s liquidity and capital resources. A valuation allowance is established if the market value of such loans is lower than their cost, and operations are charged or credited for valuation adjustments. A portion of the premium on sale of loans is recognized as other operating income at the time of the sale. The remaining portion of the premium relating to the portion of the loan retained is deferred and amortized over the remaining life of the loan as an adjustment to yield. Servicing assets or liabilities are recorded when loans are sold with servicing retained, based on the present value of the contractually specified servicing fee, net of servicing costs, over the estimated life of the loan, using a discount rate based on the related note rate plus 1% to 2%. Net servicing assets, or servicing assets net of servicing liabilities, are amortized in proportion to and over the period of estimated future servicing income. Management periodically evaluates the net servicing asset for impairment, which is the carrying amount of the net servicing asset in excess of the related fair value. The fair value of servicing assets was determined using a weighted average discount rate of 10 percent and constant prepayment rate of 13.4 percent and 14.7 percent at December 31, 2010 and 2009, respectively. Impairment, if it occurs, is recognized as a write-down in the period of impairment.

Non-covered Loans

Interest on loans is credited to income as earned and is accrued only if deemed collectible. Accrual of interest is discontinued when a loan is over 90 days delinquent or if management believes that collection is highly uncertain. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. Generally, payments received on non-accrual loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred that would warrant resumption of interest accruals. A loan is returned to accrual status when the borrower has demonstrated a satisfactory payment trend subject to management’s assessment of the borrower’s ability to repay the loan.

Nonrefundable fees, net of certain direct costs associated with the origination of loans, are deferred and recognized as an adjustment of the loan yield over the life of the loan. Other loan fees and charges, representing service costs for the prepayment of loans, delinquent payments, or miscellaneous loan services, are recorded as income when collected.

Covered Loans

Loans acquired in a FDIC-assisted acquisition that are subject to a FDIC shared-loss agreement are referred to as covered loans. Covered loans are reported exclusive of the expected cash flow reimbursements expected from the FDIC. The Company considered most of its acquired loans, except for a small population of cash secured loans and overdrafts, credit impaired loans under the provisions of Accounting Standards Codification (“ASC”) 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, for the Innovative Bank acquisition.

Acquired loans are valued as of acquisition date in accordance with ASC 805, Business Combinations. Loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under ASC 310-30.

Under ASC 805 and ASC 310-30, loans are recorded at fair value at acquisition date, factoring in credit losses expected to be incurred over the life of the loan. Accordingly, an allowance for loan losses is not carried over or recorded as of the acquisition date. In accordance with ASC 310-30, acquired loans were aggregated into pools based on individually evaluated common risk characteristics (including whether the loan was currently in nonperforming status) and expected cash flows were estimated on a pool basis. A pool was accounted for as a single unit of account with a single interest rate, cumulative loss rate and cash flow expectation. The Company aggregated all of the loans, with the exception of a small population of loans including cash secured loans and overdrafts, acquired in the FDIC-assisted acquisition of Innovative Bank into seven different pools. A loan will be removed from a pool of loans only if the loan is sold, foreclosed, assets are received in satisfaction of the loan, or the loan is written off, and will be removed from the pool at the carrying value.

The cash flows expected to be received over the life of the pool were estimated by management with the assistance of a third party valuation specialist. These cash flows were utilized in calculating the carrying values of the pools and underlying loans, book yields, effective interest income and impairment, if any, based on actual and projected events. Default rates, loss severity, and prepayment speeds assumptions will be periodically reassessed and updated within the accounting model to update the expectation of future cash flows. The excess of the cash flows expected to be collected over the pool’s carrying value is considered to be the accretable yield and is recognized as interest income over the estimated life of the loan or pool using the effective yield method. The accretable yield will change due to changes in the timing and amounts of expected cash flows, which are affected by changes in assumptions on default rates, loss severity, or prepayment speeds. Changes in the accretable yield will be disclosed quarterly.

The excess of the contractual balances due over the cash flows expected to be collected is considered to be the nonaccretable difference. The nonaccretable difference represents the Company’s estimate of the credit losses expected to occur and was considered in determining the fair value of the loans as of the acquisition date. Subsequent to the acquisition date, any subsequent decreases in expected cash flows over those expected at the purchase date are recognized by recording a provision for loan losses. Any subsequent increases in expected cash flows over those expected at purchase date in excess of fair value are adjusted through the accretable difference on a prospective basis and will reduce post-acquisition allowance, if any, and result in recalculation of the accretable yield amount. Any disposals of loans, including sales of loans, payments in full or foreclosures, result in the removal of the loan from the pool at its carrying amount. The difference between actual prepayments and expected prepayments will not affect the nonaccretable difference.

The covered loan portfolio also includes a small population of loans including cash secured loans and overdrafts which were not accounted for under ASC 310-30. These loans were accounted for under ASC 805 at fair value at the acquisition date with fair value discount or premium being accreted to interest income using the interest method.

Impaired Loans and Allowance for Loan Losses on Non-covered Loans

The Company’s allowance for loan loss methodologies incorporate a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements and to quantifiable external factors including commodity and finished good prices as well as acts of nature (earthquakes, floods, fires, etc.) that occur in a particular period. Qualitative factors include the general economic environment in the Company’s markets and, in particular, the state of certain industries. Size and complexity of individual credits, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in its methodologies. As the Company adds new products, increases the complexity of the loan portfolio, and expands its geographic coverage, the Company will enhance the methodologies to keep pace with the size and complexity of the loan portfolio. Changes in any of the above factors could have significant impact to the allowance for loan loss calculation. The Company believes that its methodologies continue to be appropriate given its size and level of complexity.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. Loans over $300,000, with internal risk grade of substandard or below, are individually evaluated for impairment. Large group of smaller balance homogeneous loans, such as consumer loans, are collectively evaluated for impairment. The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent six quarters. The following portfolio segments have been identified: real estate loans (construction and commercial), commercial loans (commercial business, trade finance and SBA) and others (consumer and other loans). The construction loan portfolio has the highest qualitative adjustments for economic and other credit risk factors, such as the incomplete status of the collateral and detrimental effect of the recent economic downturn on these types of properties, but total balance in this portfolio is not a concentration in the overall portfolio. The commercial real estate loan portfolio as a whole had the next highest level of qualitative adjustments due to the effect of local economies on the underlying collateral property values, as well as for industry concentrations and risks related to the commercial business tenants. Commercial real estate loans secured by hotel/motels, golf courses, gas station/car washes pose an industry concentration risk within this portfolio, have historically shown higher credit risk than in other collateral property types, and were negatively impacted by the effect of the recent poor economy on the hospitality and recreation industries as well as increasing fuel and travel costs, resulting in higher qualitative adjustment made to this portfolio. Within commercial loans portfolio, risk analysis is performed based on concentrations within industries, as well as by individual loan type. Commercial business loans granted under SBA-guaranteed programs show higher historical risks as these loans are made to small businesses which were more negatively impacted by the weak economy for the past few years. This impact resulted in increased qualitative adjustments for this portfolio during the year. Trade finance loans show minimal historical losses and have the lowest level of inherent risk as they are generally structured for transaction based funding and businesses within this portfolio were less impacted by local economic downturn. Accordingly, qualitative adjustments made to this portfolio are generally minor.

Loans are measured for impairment when it is probable that not all amounts, including principal and interest, will be collected in accordance with the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded through the provision for loan losses as an adjustment to the allowance for loan losses. Impairment is measured either based on the present value of the loan’s expected future cash flows or the estimated fair value of the collateral less related liquidation costs. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The Company’s policy is to record cash receipts received on nonperforming loans first as reductions to principal and then to interest income.

A loan is classified as a troubled debt restructured when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include interest rate reductions, principal forgiveness, extension of maturity date and other actions intended to minimize potential losses. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the loan is modified may be excluded from restructured loan disclosures in years subsequent to the restructuring if the loans are in compliance with their modified terms. Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, the borrower’s performance prior to the restructuring, or other significant events at the time of restructuring may be considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan.

Loan losses are charged, and recoveries are credited to the allowance account. Additions to the allowance account are charged to the provision for loan losses. The allowance for loan losses is maintained at a level considered adequate by management to absorb inherent losses in the loan portfolio. The adequacy of the allowance for loan losses is determined by management based upon an evaluation and review of the loan portfolio, consideration of historical loan loss experience, current economic conditions, and changes in the composition of the loan portfolio, analysis of collateral values, and other pertinent factors. While management uses available information to recognize possible losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additional allowance based on their judgments about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are computed on the straight-line method over the following estimated useful lives:

Buildings	30 years
Furniture, fixture, and equipment	5 to 10 years
Computer equipment	3 years
Leasehold improvements	life of lease or improvements, whichever is shorter

Other Real Estate Owned (“OREO”)

OREO, which represents real estate acquired through foreclosure in satisfaction of commercial and real estate loans, is stated at fair value less estimated selling costs Loan balances in excess of the fair value of the real estate acquired at the date of foreclosure are charged to the allowance for loan losses. Any subsequent decline in the fair value of OREO is recognized as a charge to operations and a corresponding increase to the valuation allowance of OREO. Gains and losses from sales and net operating expenses of OREO are included in current operations.

Covered OREO

All OREO acquired in FDIC-assisted acquisitions that are subject to a FDIC loss sharing agreement are referred to as “covered OREO” and reported separately in the consolidated statements of financial condition. Covered OREO is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the loan’s fair value, inclusive of the acquisition date fair value discount.

Covered OREO was initially recorded at its estimated fair value on the acquisition date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value will be charged to non-interest expense, and will be offset, in part, by non-interest income representing the corresponding increase to the FDIC loss share receivable. Any recoveries of previous valuation adjustments will be credited to non-interest expense with a corresponding charge to non-interest income for the portion of the recovery that is due to the FDIC.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the fair value of net assets acquired, as a result of past acquisition. If the consideration paid is less than the fair value of the net assets acquired, the Company will record a bargin purchase gain. Goodwill is not amortized and is reviewed for impairment on an annual basis on December 31, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Premiums on deposits, which represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions, are amortized over the projected useful lives of the deposits, which is typically 7 to 9 years. Core deposit intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment on goodwill and premiums on deposits is recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

Investments in Affordable Housing Partnerships

The Company owns limited partnership interests in projects of affordable housing for lower income tenants. The investments in which the Company has significant influence are recorded using the equity method of accounting. For those investments in limited partnerships for which the Company does not have a significant influence, such investments are accounted for using the cost method of accounting and the annual amortization is based on the proportion of tax credits received in the current year to the total estimated tax credits to be allocated to the Company. The tax credits are recognized in the consolidated financial statements to the extent they are utilized on the Company’s tax returns.

FDIC Loss Share Receivable

The Company accounts for amounts receivable under the loss sharing agreement with the FDIC as FDIC loss share receivable in accordance with FASB ASC 805. The FDIC loss share receivable was initially recorded at fair value, based on the discounted value of expected future cash flows under the loss sharing agreement. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into non-interest income over the life of the FDIC loss share receivable.

The FDIC loss share receivable is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered OREO. Any increases in the cash flows of the covered assets over those expected will reduce the FDIC loss share receivable and any decreases in cash flows of the covered assets under those expected will increase the FDIC loss share receivable. Increases and decreases to the FDIC loss share receivable are recorded as adjustments to non-interest income.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income taxes are provided for using an asset and liability approach. Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements.

A valuation allowance is established against deferred tax assets due to an uncertainty of realization. The valuation allowance is reviewed in each period to analyze whether there is a sufficient positive or negative evidence to support a change in management’s judgment about the realizability of the related deferred tax assets.

In assessing the future realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income, and tax-planning strategies in making this assessment. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. For tax positions not meeting the “more likely than not” criteria, no tax benefit is recorded.

The Company’s policy is to record any interest or penalties paid in connection with income taxes in other operating expenses of the consolidated statements of operations.

Stock-Based Compensation

The Company recognizes compensation expense for all share-based payments made to employees and directors based on the fair value of the share-based payment on the date of grant. For share-based payments granted subsequent to January 1, 2006, compensation expense, based on the fair value on the date of grant, is recognized in the Consolidated Statements of Operations on a straight-line basis over the vesting period. In determining the fair value of stock options, the Company uses the Black-Scholes option-pricing model that employs the following assumptions:

•	Expected volatility—based on the weekly historical volatility of our stock price, over the expected life of the option.

•	Expected term of the option—based on historical employee stock option exercise behavior, the vesting terms of the respective option and a contractual life of ten years.

•	Risk-free rate of return—based upon the rate on a zero coupon U.S. Treasury bill, for periods within the contractual life of the option, in effect at the time of grant.

•	Dividend yield—calculated as the ratio of historical dividends paid per share of common stock to the stock price on the date of grant.

The Company’s stock price volatility and option lives involve management’s best estimates at that time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

Earnings (Loss) per Common Share

Effective January 1, 2009, the Company adopted new accounting guidance under ASC 260, Earnings Per Share, which provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The Company has determined that its outstanding non-vested restricted stock awards are participating securities. Accordingly, effective January 1, 2009, earnings per common share is computed using the two-class method prescribed under ASC 260.

Under the two-class method, basic earnings per common share is computed by dividing net earnings allocated to common stock by the weighted-average number of common shares outstanding during the applicable period, excluding outstanding participating securities. Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of stock compensation using the treasury stock method. A reconciliation of the weighted-average shares used in calculating basic earnings per common share and the weighted average common shares used in calculating diluted earnings per common share for the reported periods is provided in Note 20 – Earnings (Loss) Per Common Share. Exercise of options is not assumed if the result would be anti-dilutive such as when a loss from continuing operations is reported. There was no change to previously reported earnings per share for prior periods upon adoption of this guidance.

Business Segments

We have determined that we have one reportable business segment, banking operations.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the shareholders’ equity section of the Consolidated Statements of Financial Condition, such items, along with net income (loss), are components of comprehensive income (loss).

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as of the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceed the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the statement of earnings from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred. We adopted this guidance as of January 1, 2009 and applied it to the Innovative Bank acquisition.

Reclassifications

Reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Recent Accounting Pronouncements

In June 2009, the FASB issued FASB Accounting Standards Update (“ASU”) 2009-16, Accounting for Transfers of Financial Assets (Statement 166), which amends ASC Topic 860 (FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities). These eliminate the Qualified Special Purpose Entity (“QSPE”) concept, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the derecognition criteria, revises how retained interests are initially measured, and removes the guaranteed mortgage securitization recharacterization provisions. This ASU requires additional disclosures for non-public companies that are similar to the disclosures previously required for public companies by FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This ASU is effective as of the beginning of a company’s first fiscal year that begins after November 15, 2009 (January 1, 2010 for calendar year-end companies), and for subsequent interim and annual reporting periods. The disclosure requirements must be applied to transfers that occurred before and after its effective date. Early adoption is prohibited. The Company adopted this new accounting pronouncement as of January 1, 2010 and the impact of adoption was not material on the consolidated financial statements.

In January 2010, the FASB issued FASB ASU 2010-06, Improving Disclosures about Fair Value Measurements, which amends ASC 820 to require additional disclosures regarding fair value measurements. Specifically, the ASU requires disclosure of the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, the ASU also amends ASC 820 to clarify certain existing disclosure requirements. For example, the ASU clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities. Previously separate fair value disclosures were required for each major category of assets and liabilities. ASU 2010-06 also clarifies the requirement to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, these disclosures are effective for the quarter ended March 31, 2010. The requirement to separately disclose purchases, sales, issuances, and settlements of recurring Level 3 measurements becomes effective for the Corporation for the quarter ended March 31, 2011. The Company adopted this new accounting pronouncement as of January 1, 2010 and the impact of adoption was not material on the consolidated financial statements.

The FASB issued FASB ASU 2010-18, Effect of a Loan Modification When The Loan Is Part of a Pool That Is Accounted for as a Single Asset, a consensus of the FASB Emerging Issues Task Force (Issue No. 09-I), which amends This ASU amends FASB ASC Subtopic 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality, so that modifications of loans that are accounted for within a pool under that Subtopic do not result in the removal of the loans from the pool even if the modifications of the loans would otherwise be considered a troubled debt restructuring. A one-time election to terminate accounting for loans in a pool, which may be made on a pool-by-pool basis, is provided upon adoption of the new guidance. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments in this ASU are effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The Company adopted this new accounting pronouncement as of July 1, 2010 and the impact of adoption was not material on the consolidated financial statements.

In July 2010, the FASB issued FASB ASU 2010-20, Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which will required more information about credit quality. The ASU introduces the term “financing receivables”, which includes loans, trade accounts receivable, notes receivable, credit cards, leveraged leases, direct financing leases, and sales-type leases. The term does not include receivables measured at fair value or the lower of cost of fair value and debt securities among others. It also defines two levels of disaggregation for disclosure: portfolio segment and class of financing receivables. A portfolio segment is defined as the level at which an entity determines its allowance for credit losses. A class of financing receivable is defined as a group of finance receivables determined on the basis of their initial measurement attribute (i.e., amortized cost of purchased credit impaired), risk characteristics, and an entity’s method for monitoring and assessing credit risk. The ASU requires an entity to provide additional disclosures including, but not limited to, a rollforward schedule of the allowance for credit losses (with the ending allowance balance further disaggregated based on impairment methodology) and the related ending balance of the finance receivable presented by portfolio segment, and the aging of past due financing receivables at the end of the period, the nature and extent of troubled debt restructurings that occurred during the period and their impact on the allowance for credit losses, the nature and extend of troubled debt restructurings that occurred within the last year, that have defaulted in the current reporting period, and their impact on the allowance for credit losses, the nonaccrual status of financing receivables, and impaired financing receivables, presented by class. The extensive new disclosures of information as of the end of a reporting period will become effective for both interim and annual reporting periods ending after December 15, 2010 for public companies. Specific items regarding activity that occurred before the issuance of the ASU, such as the allowance rollforward and modification disclosures will be required for periods beginning after December 15, 2010 for public companies. The Company adopted this pronouncement as disclosed in Note 7.

In December 2010, the FASB issued FASB ASU 2010-28, “Intangibles — Goodwill and Other (Topic 350), When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts”, which affects all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The ASU modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, this guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The guidance is effective for a public entity’s first annual period that ends on or after December 15, 2010. Adoption of ASU 2010-28 is not expected to have a significant impact on our consolidated financial statements.

In December 2010, the FASB issued FASB ASU 2010-29, Disclosure of Supplementary ProForma Information for Business Combinations, a consensus of the FASB Emerging Issues Task Force (Issue No. 10-G), which requires that the pro forma information be presented at if the business combination occurred at the beginning of the prior annual reporting period for purposes of calculating both the current reporting period and the prior reporting period pro forma financial information. The ASU also requires that this disclosure be accompanied by a narrative description of the amount and nature of material nonrecurring pro forma adjustments. The amendments in this ASU are effective for business combinations with effective dates on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Prospective application is required with early adoption permitted. The Company is currently assessing the impact of the adoption of this ASU on the consolidated financial statements.

In January 2011, the FASB issued FASB ASU 2011-01, Receivables (Topic 310) – Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, which deferred the effective date of the disclosure requirements for public entities about troubled debt restructurings in ASU 2010-20, to be concurrent with the effective date of the guidance for troubled debt restructuring which is currently anticipated to be effective for interim and annual periods after June 15, 2011. The Company does not anticipate the new guidance will have a material impact on the consolidated financial statements.

3. BUSINESS COMBINATION

On April 16, 2010, the California Department of Financial Institutions closed Innovative Bank, Oakland, California, and appointed the Federal Deposit Insurance Corporation (“FDIC”) as its receiver. On the same date, Center Bank acquired assets and assumed liabilities related to the banking operations of Innovative Bank from the FDIC under a purchase and assumption agreement with loss sharing.

Center Bank assumed both the insured and non-insured deposits balance, at a premium of 0.5 percent. The loss sharing agreement between the FDIC and Center Bank, which covers all loans and other real estate owned that have been assumed, and the business combination fair value adjustments, mitigates the risk of future loss on the loan portfolio acquired. Under the terms of the loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries. The reimbursed losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the assumption. New loans made after that date are not covered by the loss sharing agreement.

Upon closing of the transaction, Center Bank was entitled to receive approximately $20.0 million, of which $18.9 million was received in April 2010, in cash for asset discount and negative transaction equity, net of the deposit premium. As part of the transaction, the FDIC received one million Equity Appreciation Instruments (“EAI”) based on Center Financial’s stock price and exercised all EAI’s realizing a gain of approximately $1.4 million on April 26, 2010. The value of the EAI in the amount of $1.4 million was included as additional acquisition cost in the calculation of the bargain purchase gain.

The acquired loan portfolio and other real estate owned are referred to as “covered loans” and “covered other real estate owned”, respectively, and these are presented as separate line items in the Consolidated Statements of Financial Condition. Collectively these balances are referred to as “covered assets”.

The assets acquired and liabilities assumed for Innovative Bank have been accounted for under the acquisition method of accounting (formerly referred to as the purchase method) in accordance with FASB ASC 805, Business Combinations. The assets and liabilities were recorded at their estimated fair values as of the acquisition date. The foregoing fair value amounts are subject to change for up to one year after the closing date of the acquisition as additional information relating to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the agreements provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Innovative Bank not assumed by the Bank and certain other types of claims identified in the agreement.

In FDIC-assisted transactions, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Innovative Bank acquisition, cost basis net assets (liabilities) of $(1.5) million were transferred to the Bank. The bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment as part of the purchase and assumption agreement. However, pursuant to an option to purchase or lease the real estate and furniture and equipment from the FDIC, which expired 90 days from the acquisition date, the Company acquired certain furniture and equipment from the FDIC in July 2010. Acquisition costs of the furniture and equipment were based on current appraisals and determined at the purchase date.

A summary of the net assets (liabilities) received from the FDIC and the estimated fair value adjustments resulting in the bargain purchase gain are presented below:

	Received from FDIC	Fair Value Adjustments	Recorded by Center
	(Dollars in thousands)
Assets acquired:
Cash and due from banks	$49,905	$—	$49,905
Investment securities	11,907	—	11,907
FHLB stock	1,218	—	1,218
Fed Fund Sold	2,700	—	2,700
Loans, net	162,248	(36,081)	126,167
OREO	2,132	(190)	1,942
FDIC loss share receivable	—	25,300	25,300
Core deposit intangible	—	510	510
Other assets	(467)	615	148

Total assets acquired	229,643	(9,846)	219,797

Liabilities assumed:
Deposits	209,309	—	209,309
FHLB borrowings	20,045	1,384	21,429
Deferred tax liability	—	—	2,481
Other liabilities	1,747	—	1,747

Total liabilities assumed	231,101	1,384	234,966

Net assets (liabilities) acquired	$(1,458)	$(11,230)	$(15,169)

Aggregate fair value adjustments		$(11,230)

Net assets (liabilities) acquired			$(15,169)
Net settlement from FDIC			20,024
Value of equity appreciation instrument to FDIC			(1,436)

Bargain purchase gain on Innovative acquisition, net of deferred tax			$3,419

Due primarily to the Company acquiring only certain assets and liabilities of Innovative Bank, the significant amount of fair value adjustments, and the FDIC loss sharing agreement, the historical results of Innovative Bank are not material to the Company’s results, and as a result, no pro forma information is presented.

4. FAIR VALUE MEASUREMENTS

Fair value is measured in accordance with a three-level valuation hierarchy for disclosure of fair value measurement. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

• Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2 —	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

• Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Assets

Securities Available for Sale

U.S. Treasury—The Company measures fair value of these securities by using quoted market prices, a level 1 measurement. U.S. Governmental agencies securities and U.S. Governmental sponsored enterprise securities—The Company measures fair value of these securities by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

U.S. Governmental agencies securities and U.S. Governmental sponsored enterprise mortgage-backed securities—The Company measures fair value of these securities by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

Mutual funds backed by adjustable rate mortgages—The Company measures fair value of residential mortgage-backed securities by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

Fixed rate collateralized mortgage obligations—The Company measures fair value of collateralized mortgage obligations by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

Corporate trust preferred security—The Company owns one collateralized debt obligation (“CDO”) security that is backed by trust preferred securities (“TRUPS”) issued by banks and thrifts. The Company measures the fair value of the CDO TRUPS security by using a Level 3 fair value measurement. The fair value of the CDO TRUPS security has traditionally been based on the average of at least two quoted market prices obtained from independent brokers. However, as a result of the global financial crisis and illiquidity in the U.S. markets, the market for these securities has become increasingly inactive since mid-2007. The current broker price for the CDO TRUPS securities is based on forced liquidation or distressed sale values in very inactive markets that may not be representative of the economic value of these securities. As such, the fair value of the CDO TRUPS security has been below cost since the advent of the financial crisis. Additionally, most, if not all, of these broker quotes are nonbinding.

The Company considered whether to place little, if any, weight on transactions that are not orderly when estimating fair value. Although length of time and severity of impairment are among the factors to consider when determining whether a security that is other than temporarily impaired, the CDO TRUPS securities have only exhibited deep declines in value since the credit crisis began. The Company therefore believes that this is an indicator that the decline in price is primarily the result of the lack of liquidity in the market for these securities.

The Company uses Moody’s Analytics to compute the fair value of the CDO TRUPS security. Moody’s continues to update their valuation process in order to refine and improve the estimate of default probabilities to align the valuation methodology with industry practices.

Moody’s approach to valuing CDO TRUPS includes asset and liability analyses to arrive at an Estimated Fundamental Value (EFV), then applies a liquidity spread to discount the EFV to the value that would be received in an orderly liquidation.

•

Asset Credit Quality Analysis: The credit quality of collateral supporting each CDO TRUPS is determined using Probability of Default values for each underlying issuer and Loss Given Default values by asset type.

•

Liability Analysis: The EFV of CDO TRUPS liabilities is determined through asset and liability modeling, specifically including (a) Forecasting cash flows generated by underlying collateral, (b) Establishing priority-of-claims distribution to each CDO tranche, and (c) Simulating the distribution of cash flows to each CDO tranche using a Monte Carlo simulation model.

•

Liquidity discount factor: A regression model is run based on historical data to determine an appropriate spread for the security in a liquid market. Using that liquid market spread plus current market interest rates, the EFV cash flows are discounted to arrive an orderly liquid exit value

The Company considers numerous factors to determine any OTTI for the CDO TRUPS security including review of trustee reports, monitoring of “break in yield” tests, analysis of current defaults and deferrals and the expectation for future defaults and deferrals. The Company reviews the key financial characteristics for individual issuers (commercial banks or thrifts) in the CDO TRUPS security and considers capital ratios, leverage ratios, nonperforming loan and nonperforming asset ratios, in addition to the credit ratings. The credit ratings of the Company’s CDO TRUPS security are “Ca” (Moody’s) and “C” (Fitch) at December 31, 2010.

The Company uses cash flow projection for the purpose of assessing OTTI on CDO TRUPS security which incorporates certain credit events in the underlying collaterals and prepayment assumptions. The projected issuer default rates are assumed at a rate equivalent to 150 basis points applied annually and have a 0% recovery factor after the initial default date. The principal is assumed to be prepaying at 1% annually and at 100% at maturity.

Based on the results from the cash flow model, the CDO TRUPS security did not experience an adverse change in its cash flow status. As such, based on all of these factors, the Company determined that there was no OTTI adjustment in the current quarter. The risk of future OTTI will be highly dependent upon the performance of the underlying issuers. The Company does not have the intention to sell and does not believe it will be required to sell the CDO TRUPS security.

Non-covered SBA Loans held for sale- Loans held for sale are measured at the lower of cost or fair value. As of December 31, 2010 and 2009, the Company had $46.4 million and $23.3 million of loans held for sale, respectively. Management obtains quotes, bids or pricing indication sheets on all or part of these loans directly from the purchasing financial institutions. Premiums received or to be received on the quotes, bids or pricing indication sheets are indicative of the fact that cost is lower than fair value. At December 31, 2010 and 2009, the entire balance of loans held for sale was recorded at its cost. The Company records loans held for sale on a nonrecurring basis with Level 2 inputs.

Non-covered Nonperforming loans held for sale- The Company reclassifies certain nonperforming loans when the decision to sell those loans is made. The fair value of nonperforming loans held for sale is generally based upon the quotes, bids or sales contract price which approximate the fair value. Nonperforming loans held for sale are recorded at estimated fair value less anticipated liquidation cost. As of December 31, 2010, the Company had $13.8 million of nonperforming loans held for sale. The Company measures nonperforming loans held for sale at fair value on a nonrecurring basis with Level 3 inputs.

Impaired loans- A loan is considered impaired when it is probable that all of the principal and interest due may not be collected according to the original underwriting terms of the loan. Impaired loans are measured at the lower of its carrying value or at an observable market price if available or at the fair value of the loan’s collateral if the loan is collateral dependent. Fair value of the loan’s collateral when the loan is dependent on collateral, is determined by appraisals or independent valuation, which is then adjusted for the cost associated with liquidating the collateral. The Company measures impaired loans at fair value on a nonrecurring basis with Level 3 inputs.

Non-covered Other Real Estate Owned (OREO)- Non-covered OREO is transferred at fair value and is carried at the lower of its carrying value or its fair value less anticipated disposal cost. Fair value of the non-covered OREO is determined by appraisals or independent valuation, which is then adjusted for the cost associated with liquidating the property. The Company measures non-covered OREO at fair value on a nonrecurring basis with Level 3 inputs.

Covered OREO- Covered OREO was initially recorded at its estimated fair value on the acquisition date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value will be charged to non-interest expense, and will be offset, in part, by non-interest income representing the corresponding increase to the FDIC loss share receivable. Any recoveries of previous valuation adjustments will be credited to non-interest expense with a corresponding charge to non-interest income for the portion of the recovery that is due to the FDIC. The Company measures covered OREO at fair value on a nonrecurring basis with Level 3 inputs.

Assets measured at fair value on a recurring basis at December 31, 2010 and 2009, respectively, are as follows:

	Fair Value Measurements at Reporting Date Using
	(Dollars in thousands)
Description	12/31/10	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis
Available-for-sale securities:
U.S. Treasury	$300	$300	$—	$—
U.S. Governmental agencies securities and U.S. Government sponsored enterprise securities	58,607	—	58,607	—
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	157,099	—	157,099	—
Corporate trust preferred securities	759	—	—	759
Mutual Funds backed by adjustable rate mortgages	5,073	—	5,073	—
Fixed rate collateralized mortgage obligations	67,713	—	67,713	—

Total available-for-sale securities	$289,551	$300	$288,492	$759

	12/31/09	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities:
U.S. Treasury	$300	$300	$—	$—
U.S. Governmental agencies securities and U.S. Government sponsored enterprise securities	74,270	—	74,270	—
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	212,175	—	212,175	—
Corporate trust preferred securities	2,404	—	—	2,404
Mutual Funds backed by adjustable rate mortgages	4,533	—	4,533	—
Fixed rate collateralized mortgage obligations	76,745	—	76,745	—

Total available-for-sale securities	$370,427	$300	$367,723	$2,404

There were no transfers between Level 1 and Level 2 of the fair value hierarchy in 2010 and 2009. The Company recognizes transfers at the end of the reporting period for Level 1 and Level 2 transfers. There were no transactions in and/or out of the Level 3 hierarchy in 2010 and 2009. The Company recognizes transfers at the end of the reporting period for Level 3 transfers.

The following table presents the Company’s reconciliation and statement of operations classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009, respectively.

	For the Year ended December 31,
	2010	2009
	(Dollars in thousands)
Balance, beginning of period	$2,404	$—
Purchases, Issuances and Settlements	—	—
Gain (Loss) in Earnings (Expenses)	—	—
Gain (Loss) in Other Comprehensive Income	(1,645)	2,087
Transfer in/out of Level 3	—	317

Balance, end of period	$759	$2,404

The following table presents the aggregated balance of assets measured at fair value on a nonrecurring basis as of December 31, 2010 and 2009, respectively. For the year ended December 31, 2010, the total losses resulting from these fair value adjustments for SBA loans held for sale, nonperforming loans held for sale, impaired loans, and non-covered OREO amounted to $4,000, $3.4 million, $14.5 million, and $438,000, respectively:

	As of December 31, 2010
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
SBA Loans held for sale	$—	$23	$—	$23
Nonperforming Loans held for sale	—	—	15,347	15,347
Impaired Loans	—	—	49,571	49,571
Non-covered OREO	—	—	980	980

Total	$—	$23	$65,898	$65,921

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Impaired Loans	$—	$74,447	$—	$74,447
Non-covered OREO	—	4,278	—	4,278

Total	$—	$78,725	$—	$78,725

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company, using available market information and appropriate valuation methodologies available to management at December 31, 2010 and 2009, has determined the estimated fair value of financial instruments. However, considerable judgment is required to interpret market data in order to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Furthermore, fair values disclosed hereinafter do not reflect any premium or discount that could result from offering the instruments for sale. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the disclosed amounts.

The estimated fair values and related carrying amounts of the Company’s financial instruments as of December 31, 2010 and 2009, respectively, are as follows:

	December 31, 2010		December 31, 2009
	Carrying or Contract Amount	Estimated Fair Value	Carrying or Contract Amount	Estimated Fair Value
	(Dollars in thousands)
Assets
Cash and cash equivalents	$258,920	$258,920	$232,802	$232,802
Investment securities available for sale	289,551	289,551	370,427	370,427
Non-covered loans held for sale, at the lower of cost or fair value	60,234	61,162	23,318	23,551
Federal Home Loan Bank and other equity stock	15,019	15,019	15,673	15,673
Non-covered loans, net	1,415,646	1,522,475	1,455,824	1,449,412
Covered loans, net	116,283	116,283	—	—
FDIC loss share receivable	23,991	23,991	—	—
Customers’ liability on acceptances	2,287	2,287	2,341	2,341
Accrued interest receivable	5,509	5,509	6,879	6,879
Income tax receivable	14,277	14,277	16,140	16,140
Liabilities
Deposits	1,770,994	1,727,320	1,747,671	1,704,176
Other borrowed funds	188,670	197,781	148,443	157,593
Acceptances outstanding	2,287	2,287	2,341	2,341
Accrued interest payable	5,113	5,113	5,803	5,803
Long-term subordinated debentures	18,557	14,452	18,557	13,790
Accrued expenses and other liabilities	10,646	10,646	13,927	13,927
Off-balance sheet items
Commitments to extend credit	158,828	204	187,148	240
Standby letter of credit	27,931	418	21,284	319
Commercial letters of credit	30,341	114	22,190	84
Performance bonds	222	3	651	9

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

Cash and Cash Equivalents—The carrying amounts approximate fair value due to the short-term nature of these instruments.

Investment Securities Available for Sale—The fair value of securities available for sale is generally determined either by obtaining quoted market price (Level 1) or by obtaining quoted prices of similar assets or liabilities (Level 2) or by developing estimated prices reflecting our own assumptions that market participants would use in pricing an asset or liability (Level 3).

Non-covered Loans Held for Sale—The fair value of non-covered loans held for sale is derived from current market prices and comparative current sales.

Federal Home Loan Bank and Other Equity Stock—The carrying amounts approximate fair value, as the stocks may be sold back to the Federal Home Loan Bank and other bank at carrying value.

Non-covered Loans—Fair values are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate loans are based on discounted cash flows utilizing applicable risk-adjusted spreads relative to the current pricing of similar fixed rate loans, as well as anticipated repayment schedules. The fair value of adjustable rate loans is based on the estimated discounted cash flows utilizing the discount rates that approximate the pricing of loans collateralized by similar properties or assets. The estimated fair value is net of allowance for loan losses, net deferred loan fees, and deferred gain on SBA loans, and is not an exit price.

Covered Loans—Covered loans were measured at estimated fair value on the date of acquisition. Carrying value is calculated as the present value of expected cash flows and approximates fair value.

FDIC Loss Share Receivable—The fair value of FDIC loss share receivable is based on the discounted value of expected future cash flows under the loss sharing agreement with the FDIC.

Accrued Interest Receivable, Income Tax Receivable and Accrued Interest Payable—The carrying amounts approximate fair value due to the short-term nature of these assets and liabilities.

Customer’s Liability on Acceptances and Acceptances Outstanding—The carrying amounts approximate fair value due to the short-term nature of these items.

Deposits—The fair value of nonmaturity deposits is the amount payable on demand at the reporting date. Nonmaturity deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market accounts. Discounted cash flows have been used to value term deposits such as certificates of deposit. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Other Borrowed Funds—These funds mostly consist of FHLB advances. The fair values of FHLB advances are estimated based on the discounted value of contractual cash flows, using rates currently offered by the Federal Home Loan Bank of San Francisco for fixed-rate credit advances with similar remaining maturities at each reporting date.

Long-term Subordinated Debentures—The fair value of long-term subordinated debentures are estimated by discounting the cash flows through maturity based on prevailing rates offered on the 30-year Treasury bond at each reporting date.

Loan Commitments, Letters of Credit, and Performance Bond—The fair value of loan commitments, standby letters of credit, commercial letters of credit and performance bonds is estimated using the fees currently charged to enter into similar agreements.

6. INVESTMENT SECURITIES

The following is a summary of the investment securities at December 31, 2010 and 2009:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
	(Dollars in thousands)
At December 31, 2010
Available-for-Sale:
U.S. Treasury	$300	$—	$—	$300
U.S. Governmental agencies securities and U.S. Government sponsored enterprise securities	58,994	94	(481)	58,607
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	154,149	3,549	(599)	157,099
Corporate trust preferred security	2,738	—	(1,979)	759
Mutual funds backed by adjustable rate mortgages	5,000	73	—	5,073
Collateralized mortgage obligations	67,063	816	(166)	67,713

Total available-for-sale	$288,244	$4,532	$(3,225)	$289,551

At December 31, 2009
Available-for-Sale:
U.S. Treasury	$300	$—	$—	$300
U.S. Governmental agencies securities and U.S. Government sponsored enterprise securities	74,001	274	(5)	74,270
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	206,975	5,358	(158)	212,175
Corporate trust preferred security	2,713	—	(309)	2,404
Mutual funds backed by adjustable rate mortgages	4,500	33	—	4,533
Collateralized mortgage obligations	76,533	728	(516)	76,745

Total available-for-sale	$365,022	$6,393	$(988)	$370,427

Accrued interest and dividends receivable on investment securities totaled $1.0 million and $1.5 million at December 31, 2010 and 2009, respectively. For the years ended December 31, 2010, 2009, and 2008, proceeds from sales of securities available for sale amounted to $59.7 million, $5.0 million and $3.5 million, respectively, with net realized gain of $2.2 million, net realized losses of $55,000, and $0, respectively.

The amortized cost and estimated fair value of investment securities at December 31, 2010, by contractual maturity, are shown below. Although mortgage-backed securities and collateralized mortgage obligations have contractual maturities through 2037, expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated fair value of securities available for sale at December 31, 2010, by contractual maturity, are shown below:

	Amortized Cost	Fair Value
	(Dollars in thousands)
Within 1 year	$10,300	$10,300
Over 1 year through 5 years	48,994	48,607
Over 5 years through 10 years	—	—
Over 10 years	2,738	759

	62,032	59,666
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	154,149	157,099
Mutual funds backed by adjustable rate mortgages	5,000	5,073
Collateralized mortgage obligations	67,063	67,713

Total	$288,244	$289,551

The company has pledged securities with fair values totaling $212.9 million (amortized cost of $209.2 million) and $191.6 million (amortized cost of $186.3 million), respectively, as of December 31, 2010 and December 31, 2009 to secure other various borrowing lines of credit, including the State of California time deposits, as required and permitted by law.

The following table shows the Company’s investment securities with gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

	As of December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. Governmental agencies and U.S. Government sponsored enterprise securities	$33,486	$(481)	$—	$—	$33,486	$(481)
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	27,084	(599)	—	—	27,084	(599)
Collateralized mortgage obligations	20,369	(166)	—	—	20,369	(166)
Corporate trust preferred security	—	—	759	(1,979)	759	(1,979)

Total	$80,939	$(1,246)	$759	$(1,979)	$81,698	$(3,225)

	As of December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. Governmental agencies and U.S. Government sponsored enterprise securities	$7,988	$(5)	$—	$—	$7,988	$(5)
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	30,070	(144)	937	(14)	31,007	(158)
Collateralized mortgage obligations	41,880	(516)	—	—	41,880	(516)
Corporate trust preferred security	—	—	2,404	(309)	2,404	(309)

Total	$79,938	$(665)	$3,341	$(323)	$83,279	$(988)

As of December 31, 2010, the Company had securities with total fair value of $81.7 million and unrealized losses of $3.2 million as compared to total fair value of $83.3 million and unrealized losses of $1.0 million at December 31, 2009. At December 31, 2010, the market value of securities which have been in a continuous loss position for 12 months or more totaled $0.8 million with an unrealized loss of $2.0 million compared to $3.3 million with an unrealized loss of $0.3 million, respectively, at December 31, 2009.

The Company evaluates its investment securities portfolio, at each reporting date, for indicators of other-than-temporary impairment (“OTTI”). This determination requires significant judgment. The Company assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date. Under these circumstances, OTTI is considered to have occurred (1) if the Company intends to sell the security; (2) if it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the expected cash flows are not sufficient to recover all contractually required principal and interest payments. Furthermore, securities which fail the criteria above (1 through 3) must be evaluated to determine what portion of the impairment is related to credit or noncredit related OTTI. For securities that the Company does not intend to sell or it is more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. The credit related OTTI, represented by the expected loss in principal, is recognized in noninterest income, while noncredit related OTTI is recognized in other comprehensive income. Noncredit related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities the Company does expect to sell, entire OTTI is recognized in earnings.

For investment securities in an unrealized loss position at December 31, 2010, the Company does not intend to sell and it is not likely that the Company will be required to sell these investment securities before the full recovery of their amortized cost bases.

All individual securities that have been in a continuous unrealized loss position for less than twelve months at December 31, 2010 had investment grade ratings upon purchase. The issuers of these securities, except as noted below, have not, to the Company’s knowledge, established any cause for default on these securities and the various rating agencies have reaffirmed these securities’ long-term investment grade status at December 31, 2010.

The Company owns one collateralized debt obligation (“CDO”) security that is backed by trust preferred securities issued by banks and thrifts. This security has been in a continuous unrealized loss position for twelve months or more at December 31, 2010.

The market for this security at December 31, 2010 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which these CDO’s trade and then by a significant decrease in the volume of trades relative to historical level. There are currently very few market participants who are willing and able to transact for these securities.

Moody’s downgraded the security to non-investment grade for credit impairment on November 13, 2008. As a result of the Company’s periodic reviews for impairment, the corporate trust preferred security was written down by $9.9 million and charged to OTTI during 2008 and the book value of the security held in the available-for-sale investment portfolio was adjusted to $1.1 million as of December 31, 2008.

As of April 1, 2009, the Company adopted a new guidance in ASC 320, Investments – Debt and Equity Securities, (formerly FSP 115-2), under which the Company analyzed the security where OTTI of $9.9 million had been previously recognized. Based on our assessment that we did not intend to sell a security and it was not likely that we would be required to sell the security but we did not expect to recover the entire amortized cost basis of the security, we determined that $1.6 million of the previous OTTI was noncredit related. As a result, $1.6 million was reinstated to the amortized cost of the security and we recorded a cumulative effect adjustment, net of tax, and other comprehensive income in the amount of $0.9 million.

At December 31, 2010, the fair value of the security was $0.8 million due to the decline in the fair value which is considered temporary. The methodologies for measuring fair value of this security and assessing whether the impairment is other than temporary are discussed in Note 4 to the consolidated financial statements.

The Company considers numerous factors to determine any OTTI for the CDO TRUPS security including review of trustee reports, monitoring of “break in yield” tests, analysis of current defaults and deferrals and the expectation for future defaults and deferrals. The Company reviews the key financial characteristics for individual issuers (commercial banks or thrifts) in the CDO TRUPS security and considers capital ratios, leverage ratios, nonperforming loan and nonperforming asset ratios, in addition to the credit ratings. The credit ratings of the Company’s CDO TRUPS security are “Ca” (Moody’s) and “C” (Fitch) at December 31, 2010.

The Company uses cash flow projection for the purpose of assessing OTTI on CDO TRUPS security which incorporates certain credit events in the underlying collaterals and prepayment assumptions. The projected issuer default rates are assumed at a rate equivalent to 150 basis points applied annually and have a 0% recovery factor after the initial default date. The principal is assumed to be prepaying at 1% annually and at 100% at maturity.

Based on the results from the cash flow model, the CDO TRUPS security did not experience an adverse change in its cash flow status. As such, based on all of these factors, the Company determined that there was no OTTI adjustment as of December 31, 2010. The risk of future OTTI will be highly dependent upon the performance of the underlying issuers. The Company does not have the intention to sell and does not believe it will be required to sell the CDO TRUPS security.

7. NON-COVERED LOANS AND ALLOWANCE FOR LOAN LOSSES

Non-covered loans, segregated by class of loans, consist of the following at December 31, 2010 and 2009:

	2010	2009
	(Dollars in thousands)
Construction	$14,803	$21,014
Commercial - Real Estate	914,003	1,007,794
Commercial - Business	315,285	295,289
Trade Finance	71,174	39,290
SBA	101,683	49,933
Consumer	71,279	75,523
Other	40,039	50,037

Total non-covered loans and loans held for sale (1)	1,528,266	1,538,880

Allowance for Losses	(52,047)	(58,543)
Net deferred Loan Fees (2)	523	(331)
Discount on SBA Loans Retained	(862)	(864)

Net non-covered loans and loans held for sale	$1,475,880	$1,479,142

[1]	This includes loans held for sale of $60.2 million and $23.3 million at the lower of cost or fair value at December 31, 2010 and 2009, respectively.
[2]	Net deferred loan fees are net of origination costs. In 2010 origination costs exceeded fees on SBA origination.

As of December 31, 2010, the Company has pledged, under a blanket lien, all qualifying commercial and residential loans as collateral under the borrowing agreement with FHLB with a total carrying value of $828.0 million.

The following is a summary of activity in the allowance for loan losses on non-covered loans for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(Dollars in thousands)
Balance at beginning of period	$58,543	$38,172	$20,477
Provision for loan losses	21,000	77,472	26,178
Charge-offs	(32,647)	(57,832)	(8,889)
Recoveries of charge-offs	5,151	731	406

Balance at end of period	$52,047	$58,543	$38,172

The activity in the allowance for loan losses on total loans (including non-covered loans and covered loans) by portfolio segment for the years ended December 31, 2010 and 2009 is as follows:

	Real Estate	Commercial	Consumer / Others	Total
	(Dollars in thousands)
Year ended December 31, 2010
Beginning balance	$37,604	$19,000	$1,939	$58,543
Charge-offs	(21,243)	(10,637)	(767)	(32,647)
Recoveries	1,918	3,079	154	5,151
Provision	10,993	10,593	424	22,010

Ending balance	$29,272	$22,035	$1,750	$53,057

Period-end amount allocated to:
Loans individually evaluated for impairment	$2,349	$8,965	$329	$11,643
Loans collectively evaluated for impairment	26,923	12,060	1,421	40,404
Loans acquired with deteriorated credit quality	—	1,010	—	1,010

Ending balance	$29,272	$22,035	$1,750	$53,057

Year ended December 31, 2009
Beginning balance	$23,251	$13,744	$1,177	$38,172
Charge-offs	(30,586)	(25,647)	(1,599)	(57,832)
Recoveries	—	337	394	731
Provision	44,939	30,566	1,967	77,472

Ending balance	$37,604	$19,000	$1,939	$58,543

Period-end amount allocated to:
Loans individually evaluated for impairment	$2,453	$138	$66	$2,657
Loans collectively evaluated for impairment	35,151	18,862	1,873	55,886
Loans acquired with deteriorated credit quality	—	—	—	—

Ending balance	$37,604	$19,000	$1,939	$58,543

Financing receivables:

	Real Estate	Commercial	Consumer / Others	Total
	(Dollars in thousands)
2010
Loans individually evaluated for impairment	$69,287	$26,830	$1,460	$97,577
Loans collectively evaluated for impairment	859,519	461,312	109,858	1,430,689
Loans acquired with deteriorated credit quality	72,249	44,129	915	117,293

Ending balance	$1,001,055	$532,271	$112,233	$1,645,559

2009
Loans individually evaluated for impairment	$65,243	$11,137	$723	$77,103
Loans collectively evaluated for impairment	963,565	373,375	124,837	1,461,777
Loans acquired with deteriorated credit quality	—	—	—	—

Ending balance	$1,028,808	$384,512	$125,560	$1,538,880

Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the real estate market in California. Should the real estate market experience an overall decline in property values, the ability of borrowers to make timely scheduled principal and interest payments on the Company’s loans may be adversely affected and, in turn, may result in increased delinquencies and foreclosures. In the event of foreclosures, the value of the property acquired may be less than the appraised value when the loan was originated and may, in some instances, result in insufficient proceeds upon disposition to recover the Company’s investment in the foreclosed property. Furthermore, although most of the Company’s trade finance activities are related to trade with Asia, these loans are generally made to companies domiciled or with collateral in the United States of America.

The Bank generally writes down nonperforming collateral dependent impaired loans to the value of the underlying collateral. The collateral value is generally updated every six months and the impairment amount is generally charged off during the quarter in which collateral value is updated. The performing impaired loans, such as performing TDRs, are allocated with specific reserve and are not generally charged off. The performing impaired loans typically continue to make contractual payments according to its restructured terms and conditions.

	As of December 31,
	2010	2009
	(Dollars in thousands)
Impaired loans with specific reserves
Without charge-offs	$35,109	$15,951
With charge-offs	2,575	6,094
Impaired loans without specific reserves
Without charge-offs	49,043	32,768
With charge-offs	10,850	22,290

Total impaired loans	97,577	77,103

Allowance on impaired loans	(11,643)	(2,656)

Net recorded investment in impaired loans	$85,934	$74,447

Total non-covered nonperforming loans	$45,518	$63,453

Non-covered nonperforming loans totaled $45.5 million at December 31, 2010, a decrease of $17.9 million as compared to $63.5 million at December 31, 2009. Non-covered nonperforming loans as a percentage of total non-covered loans decreased to 2.98% at December 31, 2010 as compared to 4.12% at December 31, 2009. Gross interest income of approximately $2.1 million and $3.8 million would have been recorded for the year ended December 31, 2010 and 2009, respectively, if these loans had been paid in accordance with their original terms and had been outstanding throughout the applicable period then ended or, if not outstanding throughout the applicable period then ended, since origination.

The following table shows non-covered nonperforming loans by class of loans as of December 2010 and 2009, respectively:

	As of December 31,
	2010	2009
	(Dollars in thousands)
Real Estate
Construction	$6,108	$8,441
Commercial - Real Estate	29,167	42,678
Commercial
Commercial - Business	5,696	8,290
Trade Finance	—	1,498
SBA	3,896	2,207
Others
Consumer	651	339
Other	—	—

Total	$45,518	$63,453

The following table provides information on impaired loans, segregated by class of loans, for the periods indicated:

	As of and For the Year Ended December 31, 2010
	Recorded Investment (1)	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Real Estate
Construction	$3,514	$3,501	$—	$2,841	$20
Commercial - Real Estate	45,251	45,042	—	53,451	798
Commercial
Commercial - Business	10,277	10,216	—	8,746	277
Trade Finance	—	—	—	80	4
SBA	490	488	—	383	41
Others
Consumer	646	646	—	538	21
Other	—	—	—	—	—

Total	$60,178	$59,893	$—	$66,039	$1,161

With an allowance recorded:
Real Estate
Construction	$2,606	$2,607	$223	$3,289	$—
Commercial - Real Estate	18,263	18,137	2,126	26,981	659
Commercial
Commercial - Business	13,758	13,649	8,022	6,111	165
Trade Finance	1,219	1,199	633	915	53
SBA	1,275	1,278	310	710	57
Others
Consumer	817	814	329	637	20
Other	—	—	—	—	—

Total	$37,938	$37,684	$11,643	$38,643	$954

Total
Real Estate
Construction	$6,120	$6,108	$223	$6,130	$20
Commercial - Real Estate	63,514	63,179	2,126	80,432	1,457
Commercial
Commercial - Business	24,035	23,865	8,022	14,857	442
Trade Finance	1,219	1,199	633	995	57
SBA	1,765	1,766	310	1,093	98
Others
Consumer	1,463	1,460	329	1,175	41
Other	—	—	—	—	—

Total	$98,116	$97,577	$11,643	$104,682	$2,115

[1]	Includes unpaid principal balance plus any accrued interest, net deferred fees.

	As of and For the Year Ended December 31, 2009
	Recorded Investment (1)	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Real Estate
Construction	$4,345	$4,332	$—	$3,482	$47
Commercial - Real Estate	40,165	39,961	—	17,171	271
Commercial
Commercial - Business	9,813	9,718	—	6,249	206
Trade Finance	301	303	—	86	2
SBA	261	260	—	405	47

	As of and For the Year Ended December 31, 2009
	Recorded Investment (1)	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
Others
Consumer	486	484	—	651	18
Other	—	—	—	—	—

Total	$55,371	$55,058	$—	$28,044	$591

With an allowance recorded:
Real Estate
Construction	$4,176	$4,109	$544	$7,924	$75
Commercial - Real Estate	16,900	16,840	1,908	42,773	1,366
Commercial
Commercial - Business	561	553	108	27,775	590
Trade Finance	304	304	30	1,641	101
SBA	—	—	—	523	11
Others
Consumer	239	239	66	522	13
Other	—	—	—	—	—

Total	$22,180	$22,045	$2,656	$81,158	$2,156

Total
Real Estate
Construction	$8,521	$8,441	$544	$11,406	$122
Commercial - Real Estate	57,065	56,801	1,908	59,944	1,637
Commercial
Commercial - Business	10,374	10,271	108	34,024	796
Trade Finance	605	607	30	1,727	103
SBA	261	260	—	928	58
Others
Consumer	725	723	66	1,173	31
Other	—	—	—	—	—

Total	$77,551	$77,103	$2,656	$109,202	$2,747

[1]	Includes unpaid principal balance plus any accrued interest, net deferred fees.

The following table provides aging information on non-covered past due loans, segregated by class of loans, as of dates indicated:

December 31, 2010	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables
	(Dollars in thousands)
Real Estate
Construction	$—	$—	$6,108	$6,108	$8,695	$14,803
Commercial - Real Estate	4,569	5,023	29,167	38,759	875,244	914,003
Commercial
Commercial - Business	291	1,018	5,696	7,005	308,280	315,285
Trade Finance	254	28	—	282	70,892	71,174
SBA	1,383	1,074	3,896	6,353	95,330	101,683
Others
Consumer	386	177	651	1,214	70,065	71,279
Other	—	—	—	—	40,039	40,039

Total	$6,883	$7,320	$45,518	$59,721	$1,468,545	$1,528,266

December 31, 2009	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables
	(Dollars in thousands)
Real Estate
Construction	$—	$—	$8,441	$8,441	$12,573	$21,014
Commercial - Real Estate	8,150	532	42,678	51,360	956,434	1,007,794
Commercial
Commercial - Business	1,945	495	8,290	10,730	284,559	295,289
Trade Finance	—	—	1,498	1,498	37,792	39,290
SBA	787	989	2,207	3,983	45,950	49,933
Others
Consumer	461	80	339	880	74,643	75,523
Other	—	—	—	—	50,037	50,037

Total	$11,343	$2,096	$63,453	$76,892	$1,461,988	$1,538,880

The Company utilizes a risk grading matrix to assign a risk grade to its loan portfolio. The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Loans, excluding homogeneous loans, are individually analyzed by classifying loans as to credit risk and are graded on a scale of 1 to 7 at least on a quarterly basis. A description of the general characteristics of the seven risk grades is as follows:

Grade 1 - This grade includes loans secured by cash or listed securities. The borrowers generally have significant capital strength with unquestionable ability to service the debt.

Grades 2 and 3 - These grades include “pass grade” loans to borrowers of solid or acceptable credit quality and risk. The borrowers generally have sufficient capital strength with highly reliable or adequate primary source of repayment.

Grade 3A - This grade includes loans on management’s “watch list” and is intended to be utilized on a temporary basis for pass grade borrowers. The borrowers generally experiencing a temporary setback and may have weakening primary source of repayment.

Grade 4 - This grade is for “Special Mentioned” in accordance with regulatory guidelines. This grade includes borrowers that require close credit monitoring. The borrowers generally have inconclusive earnings history and access to alternate sources of financing are limited.

Grade 5 - This grade includes “Substandard” loans in accordance with regulatory guidelines. The borrowers typically have well-defined weaknesses with possibility of payment default or some loss if the weakness is not corrected.

Grade 6 - This grade includes “Doubtful” loans in accordance with regulatory guidelines. Such loans are placed on non-accrual status and the liquidation of collateral in full is highly questionable or improbable.

Grade 7 - This grade includes “Loss” loans in accordance with regulatory guidelines. Such loans are deemed uncollectible and are to be charged off or charged down. This classification is not intended to imply that the loan or some portion of it will never be paid.

The following table presents the credit risk profile of non-covered loans, segregated by class of loans, as of dates indicated:

	As of December 31, 2010
	Grade 1 - 3A	Grade 4	Grade 5	Grade 6	Total
	(Dollars in thousands)
Non-covered loans
Real estate
Construction	$7,689	$—	$7,114	$—	$14,803
Commercial - Real Estate	794,291	47,873	71,498	341	914,003
Commercial
Commercial - Business	255,828	18,759	40,080	618	315,285
Trade Finance	68,598	1,100	1,476	—	71,174
SBA	95,838	880	4,956	9	101,683
Others
Consumer	69,598	—	1,681	—	71,279
Other	40,039	—	—	—	40,039

Total	$1,331,881	$68,612	$126,805	$968	$1,528,266

	As of December 31, 2009
	Grade 1 - 3A	Grade 4	Grade 5	Grade 6	Total
	(Dollars in thousands)
Non-covered loans
Real estate
Construction	$12,499	$—	$8,515	$—	$21,014
Commercial - Real Estate	881,488	46,519	79,787	—	1,007,794
Commercial
Commercial - Business	213,143	50,771	30,544	831	295,289
Trade Finance	36,856	663	1,771	—	39,290
SBA	45,302	2,119	2,395	117	49,933
Others
Consumer	72,222	1,612	1,689	—	75,523
Other	50,037	—	—	—	50,037

Total	$1,311,547	$101,684	$124,701	$948	$1,538,880

The Company’s allowance for loan loss methodologies incorporate a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements and to quantifiable external factors including commodity and finished good prices as well as acts of nature (earthquakes, floods, fires, etc.) that occur in a particular period. Qualitative factors include the general economic environment in the Company’s markets and, in particular, the state of certain industries. Size and complexity of individual credits, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in its methodologies. As the Company adds new products, increases the complexity of the loan portfolio, and expands its geographic coverage, the Company will enhance the methodologies to keep pace with the size and complexity of the loan portfolio. Changes in any of the above factors could have significant impact to the allowance for loan loss calculation. The Company believes that its methodologies continue to be appropriate given its size and level of complexity.

The allowance for loan losses reflects management’s judgment of the level of allowance adequate to provide for probable losses inherent in the loan portfolio as of the date of the consolidated statements of financial condition. On a quarterly basis, the Company assesses the overall adequacy of the allowance for loan losses, utilizing a disciplined and systematic approach which includes the application of a specific allowance for identified problem loans, a formula allowance for identified graded loans and an allocated allowance for large groups of smaller balance homogenous loans.

Allowance for Specifically Identified Problem Loans. A specific allowance is established for impaired loans. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The specific allowance is determined based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, the Company may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. The Company measures impairment based on the fair value of the collateral, adjusted for the cost related to liquidation of the collateral.

Formula Allowance for Identified Graded Loans. Non-homogenous loans such as commercial real estate, construction, commercial business, trade finance and SBA loans that are not subject to the allowance for specifically identified loans discussed above are not reviewed individually and are subject to a formula allowance. The formula allowance is calculated by applying loss factors to outstanding Pass, Special Mention, Substandard and Doubtful loans. The evaluation of the inherent loss for these loans involves a high degree of uncertainty, subjectivity and judgment because probable loan losses are not identified with a specific loan. In determining the formula allowance, the Company relies on a mathematical calculation that incorporates a six-quarter rolling average of historical losses, which has been adjusted from the twelve quarter analysis used historically. The Company started using the six-quarter rolling average beginning in the fourth quarter of 2008 instead of the twelve-quarter rolling average that the Company had historically been applying. Current quarter losses are measured against previous quarter loan balances to develop the loss factor. Loans risk rated Pass, Special Mention and Substandard for the most recent three quarters are adjusted to an annual basis as follows:

•	the most recent quarter is weighted 4/1;

•	the second most recent is weighted 4/2;

•	the third most recent is weighted 4/3.

The formula allowance may be further adjusted to account for the following qualitative factors:

•	Changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

•	Changes in national and local economic and business conditions and developments, including the condition of various market segments;

•	Changes in the nature and volume of the loan portfolio;

•	Changes in the experience, ability, and depth of lending management and staff;

•	Changes in the trend of the volume and severity of past due and classified loans, and trends in the volume of non-accrual loans and troubled debt restructurings, and other loan modifications;

•	Changes in the quality of the Company’s loan review system and the degree of oversight by the directors;

•	The existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

•	The effect of external factors such as competition and legal and regulatory requirements on the level of estimated losses in the Company’s loan portfolio.

Allowance for Large Groups of Smaller Balance Homogenous Loans. The portion of the allowance allocated to large groups of smaller balance homogenous loans is focused on loss experience for the pool rather than on an analysis of individual loans. Large groups of smaller balance homogenous loans mainly consist of consumer loans to individuals. The allowance for groups of performing loans is based on historical losses over a six-quarter period. In determining the level of allowance for delinquent groups of loans, the Company classifies groups of homogenous loans based on the number of days delinquent and other qualitative factors and trends.

A loan is classified as a troubled debt restructured (“TDR”) when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include interest rate reductions, principal forgiveness, extension of maturity date and other actions intended to minimize potential losses. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the loan is modified may be excluded from restructured loan disclosures in years subsequent to the restructuring if the loans are in compliance with their modified terms. Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, the borrower’s performance prior to the restructuring, or other significant events at the time of restructuring may be considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan.

The restructuring of a loan is intended to recover as much of the Company’s investment as possible and to achieve the highest yield possible. At December 31, 2010 and 2009, TDRs amounted to $39.1 million and $27.1 million, respectively, of which $21.4 million and $4.4 million were fully performing at December 31, 2010 and 2009, respectively. There were no unfunded commitments to the borrowers whose terms have been modified as a TDR as of December 31, 2010 and 2009, respectively.

The following table shows activities in servicing assets and liabilities for the years ended December 31, 2010 and 2009:

	December 31, 2009	Net Purchases, Sales and Settlements	Accretion (Amortization)	December 31, 2010
	(Dollars in thousands)
Servicing assets	$902	$1,360	$(664)	$1,598
Servicing liabilities	(246)	—	80	(166)

	$656	$1,360	$(584)	$1,432

	December 31, 2008	Net Purchases, Sales and Settlements	Accretion (Amortization)	December 31, 2009
	(Dollars in thousands)
Servicing assets	$1,244	$—	$(342)	$902
Servicing liabilities	(333)	—	87	(246)

	$911	$—	$(255)	$656

At December 31, 2010 and 2009, the Company serviced loans sold to unaffiliated parties in the amounts of $270.0 million and $113.0 million, respectively. The Company recorded an addition to servicing assets of $1.4 million and $0 and net amortization of servicing assets of $584,000 and $255,000 during the years ended December 31, 2010, and 2009, respectively. There was no valuation allowance for the servicing assets at December 31, 2010 and 2009. The servicing assets, net of servicing liabilities, are included in other assets in the accompanying Consolidated Statements of Financial Condition. The net servicing assets balance as of December 31, 2010 and 2009 was $1.4 million and $656,000, respectively.

Loan servicing assets and servicing liabilities represent the value associated with servicing loans sold. The value is determined through a discounted cash flow analysis which uses interest rates, prepayments speed and adequate compensation assumptions as inputs. The following table presents activities in servicing assets and servicing liabilities during the periods indicated:

The following is an analysis of all loans to officers and directors of the Company and its affiliates as of December 31, 2010 and 2009. All such loans were made under terms that are consistent with the Company’s normal lending policies.

	2010	2009
	(Dollars in thousands)
Balance at beginning of period	$1,707	$10,904
New loans or disbursements	1,757	233

	3,464	11,137
Less: repayments	(162)	(9,430)

Balance at end of period	$3,302	$1,707

Available lines of credit at end of period	$2,432	$307

Directors of the Company guaranteed loan balances of $4.0 million and $0.3 million at December 31, 2010 and 2009, respectively.

8. COVERED ASSETS AND FDIC LOSS SHARE RECEIVABLE

Covered Loans

Loans acquired in an FDIC-assisted acquisition that are subject to a loss sharing agreement are referred to as “covered loans” and reported separately in the consolidated statements of financial condition. Covered loans are reported exclusive of the expected cash flow reimbursements expected from the FDIC. There were no acquired loans accounted for as debt securities.

Covered loans are valued as of acquisition date in accordance with FASB ASC 805, Business Combinations. Loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under FASB ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. In addition, because of the significant discounts associated with the acquired portfolios, the Company elected to account for all of the acquired loans, with the exception of a small population of loans, under ASC 310-30 (formerly known as SOP 03-3) in the amount of $125.2 million at acquisition. Certain cash secured loans and overdrafts in the amount of $923,000 were not accounted for under ASC 310-30. Under ASC 805 and ASC 310-30, loans are recorded at fair value at acquisition date, factoring in credit losses expected to be incurred over the life of the loan. Accordingly, an allowance for loan losses is not carried over or recorded as of the acquisition date.

The following table reflects the estimated fair value of the acquired loans at the acquisition date:

April 16, 2010
(Dollars in thousands)
Gross loans acquired	$162,248
Discount	(36,081)

Covered loans, net	$126,167

If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration of the expected cash flows will be measured, and a provision for credit losses will be charged to earnings. The effect of the provision for credit losses on covered loans will be offset, to the extent of the 80% loss share, by an increase to the FDIC loss share receivable. Any increase in the FDIC loss share receivable will be recognized in non-interest income. Through December 31, 2010, provisions for credit losses of $1.0 million have been recorded related to the covered loan portfolio. This provision reflects credit deterioration since the acquisition date based on decreases in expected cash flows as of December 31, 2010 compared to the acquisition date.

The outstanding principal balance of covered loans, excluding fair value adjustments, at December 31, 2010 was $147.6 million. At December 31, 2010, total covered loan, inclusive of fair value adjustments, amounted to $117.3 million. The following table presents covered loans, segregated by class of loans, as of April 16, 2010 (the acquisition date) and December 31, 2010:

	December 31, 2010	April 16, 2010
	(Dollars in thousands)
Commercial - Real Estate	$72,249	$78,430
Commercial - Business	8,977	12,336
SBA	35,152	34,478
Other	915	923

Total covered loans	117,293	126,167
Less:
ALLL due to decrease in expected cash flows	1,010	—

Net covered loans	$116,283	$126,167

The following table presents outstanding principal balance and related fair value adjustments of covered loans, segregated by class of loans, as of April 16, 2010 (the acquisition date) and December 31, 2010:

	December 31, 2010		April 16, 2010
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real Estate:
Construction	$—	—%	$100	0.1%
Commercial - Real Estate	74,193	50.3	81,889	50.5
Commercial:
Commercial - Business	20,277	13.7	23,501	14.5
Trade Finance	—	—	—	—
SBA	52,681	35.7	56,190	34.6
Others:
Consumer	486	0.3	496	0.3
Other	—	—	72	—

Total Covered Loans	147,637	100.0	162,248	100.0

Covered discount	(30,344)		(36,081)

Net valuation of loans	117,293		126,167
Less:
Allowance for Losses	1,010		—

Total Net Covered Loans	$116,283		$126,167

In estimating the fair value of the covered loans at the acquisition date, the Company (i) calculated the contractual amount and timing of undiscounted principal and interest payments of $185.6 million and (ii) estimated the amount and timing of undiscounted expected principal and interest payments of $145.7 million. The difference between these two amounts represents the nonaccretable difference. The nonaccretable difference was $39.9 million at April 16, 2010. The nonaccretable difference represents an estimate of the undiscounted loss exposure in the covered loan portfolio at the acquisition date.

On the acquisition date, the amount by which the undiscounted expected cash flows exceed the estimated fair value of the acquired loans is the “accretable yield”. The accretable yield is then measured at each financial reporting date and represents the difference between the remaining undiscounted expected cash flows and the current carrying value of the loans.

The following table presents the carrying amounts for the covered loans as of December 31, 2010 and April 16, 2010 (acquisition date), respectively:

	December 31, 2010	April 16, 2010
	(Dollars in thousands)
Undiscounted contractual cash flows	$165,355	$185,576
Nonaccretable difference	(36,107)	(39,920)

Undiscounted cash flows expected to be collected	129,248	145,656
Accretable difference	(13,880)	(20,412)

Covered loans under ASC 310-30	115,368	125,244
Covered loans excluded from ASC 310-30	915	923

Total covered loans	$116,283	$126,167

Changes in the carrying amount of covered loans and the accretable yield were as follows for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Carrying amount of Loans	Accretable Yield
	(Dollars in thousands)
Balance at beginning of period	$—	$—
Acquisition	126,167	20,412
Accretion	6,061	(6,061)
Net payments received	(13,263)	—
Decrease in expected cash flows	(1,010)	(471)
Transfer to OREO	(1,672)	—

Balance at end of period	$116,283	$13,880

Net payment received includes all cash receipts related to the covered loans, net of the disbursements that are required to repurchase the participation sold portion of the SBA loans prior to collecting this guaranteed balance from the SBA.

Credit Quality Indicators—The covered loans acquired are and will continue to be subject to the Bank’s internal and external credit review and monitoring. The covered loans have the same credit quality indicators as the non-covered loans, to enable the monitoring of the borrower’s credit and the likelihood of repayment.

Loans are risk rated based on analysis of the current state of the borrower’s credit quality. The analysis of credit quality includes review of all sources of repayment, the borrower’s current financial and liquidity status and all other relevant information. The Company utilizes an seven-grade risk rating system, where a higher grade represents a higher level of credit risk. The seven-grade risk rating system can be generally classified by the following categories: Pass or Watch, Special Mention, Substandard, Doubtful and Loss. The risk ratings reflect the relative strength of the sources of repayment. Refer to Note 7 for full discussion of risk grades.

	As of December 31, 2010
	Grade 1 - 3A	Grade 4	Grade 5	Grade 6	Grade 7	Total
	(Dollars in thousands)
Covered loans
Real estate
Construction	$—	$—	$—	$—	$—	$—
Commercial - Real Estate	49,703	8,482	15,735	272	—	74,192
Commercial
Commercial - Business	12,915	2,351	4,718	294	—	20,278
Trade Finance	—	—	—	—	—	—
SBA	42,763	401	7,379	601	1,537	52,681
Others
Consumer	486	—	—	—	—	486
Other	—	—	—	—	—	—

Total Covered Loans	$105,867	$11,234	$27,832	$1,167	$1,537	$147,637

Covered OREO

All OREO acquired in FDIC-assisted acquisitions that are subject to a FDIC loss sharing agreement are referred to as “covered OREO” and reported separately in the consolidated statements of financial condition. Covered OREO is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the loan’s fair value, inclusive of the acquisition date fair value discount.

Covered OREO was initially recorded at its estimated fair value on the acquisition date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value will be charged to non-interest expense, and will be offset, in part, by non-interest income representing the corresponding increase to the FDIC loss share receivable. Any recoveries of previous valuation adjustments will be credited to non-interest expense with a corresponding charge to non-interest income for the portion of the recovery that is due to the FDIC.

The activities related to the covered OREO for the year ended December 31, 2010 are as follows:

Year Ended December 31, 2010
(Dollars in thousands)
Balance at beginning of period	$—
Acquisition	1,942
Additions to covered OREO	1,672
Fair value adjustment during the period	—
Dispositions of covered OREO	(2,155)

Balance at end of period	$1,459

Covered Nonperforming Assets

Covered nonperforming assets totaled $16.5 million at December 31, 2010. These covered nonperforming assets are subject to loss sharing agreement with the FDIC. The covered nonperforming assets at December 31, 2010 are as follows:

December 31, 2010
(Dollars in thousands)
Covered loans on non-accrual status	$15,021
Covered other real estate owned	1,459

Total covered nonperforming assets	$16,480

Loans accounted for under ASC 310-30 are generally considered accruing and performing loans as the loans accrete the accretable discount to interest income over the estimated life of the loan when cash flows are reasonably estimable. Accordingly, acquired impaired loans that are contractually past due are still considered to be accruing and performing loans. The loans may be classified as nonaccrual if the timing and amount of future cash flows is not reasonably estimable.

FDIC Loss Share Receivable

The Company has elected to account for amounts receivable under the loss sharing agreement with the FDIC as FDIC loss share receivable in accordance with FASB ASC 805, Business Combinations. The FDIC loss share receivable was initially recorded at fair value, based on the discounted value of expected future cash flows under the loss sharing agreement. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into non-interest income over the life of the FDIC loss share receivable.

The FDIC loss share receivable is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered other real estate owned. Any increases in the cash flows of the covered assets over those expected will reduce the FDIC loss share receivable and any decreases in cash flows of the covered assets under those expected will increase the FDIC loss share receivable. Increases and decreases to the FDIC loss share receivable are recorded as adjustments to non-interest income.

The FDIC loss share receivable was determined to be $25.3 million at the acquisition date. Changes in the FDIC loss share receivable for the year ended December 31, 2010 are as follows:

Year Ended December 31, 2010
(Dollars in thousands)
Balance at beginning of period	$—
Acquisition	25,300
Payment received from FDIC	(2,419)
Accretion	1,110

Balance at end of period	$23,991

9. NON-COVERED OTHER REAL ESTATE OWNED

The Company had two and five OREO properties as of December 31, 2010 and 2009, respectively. The Company disposed of four properties for $6.4 million and incurred fair value adjustment of $1.4 million during 2010 compared to four properties for $6.3 million with fair value adjustment of $1.3 million during 2009.

	2010	2009
	(Dollars in thousands)
Balance at beginning of period	$4,278	$—
Acquisition due to foreclosures at fair value	4,560	11,978
Disposition due to sales	(6,368)	(6,289)
Valuation Adjustment subsequent to foreclosures	(1,432)	(1,339)
Transfer to other receivable	(101)	(72)

Balance at end of period	$937	$4,278

The following table provides the composition of OREO expenses and realized loss on sale for 2010 and 2009:

	2010	2009
	(Dollars in thousands)
Provision	$1,432	$1,339
OREO operating expenses	538	571

Balance at end of period	$1,970	$1,910

Loss on sale	$59	$18

10. PREMISES AND EQUIPMENT

The following is a summary of the major components of premises and equipment as of December 31, 2010 and 2009:

	2010	2009
	(Dollars in thousands)
Land	$3,333	$3,333
Building	5,179	5,115
Furniture, fixture, and equipment	12,251	10,805
Leasehold improvements	9,575	8,793
FF&E and construction in progress	6	8

	30,344	28,054
Accumulated depreciation	(16,812)	(14,686)

Premises and equipment, net	$13,532	$13,368

Depreciation expense for the years ended December 31, 2010, 2009, and 2008 amounted to $2.1 million, $2.2 million, and $2.1 million, respectively.

11. GOODWILL AND INTANGIBLES

In April 2010, the Company recorded a core deposit intangible of $510,000 for the acquisition of Innovative Bank. The Company amortizes premiums on acquired deposits using the straight-line method over 7 to 9 years. The Company’s amortization expense for core deposit intangible was $46,000 for 2010 resulting in a core deposit intangible net of amortization of $464,000 at December 31, 2010. Estimated amortization expense for five succeeding fiscal years is as follows:

Year	Amount
(Dollars in thousands)
2011	$62
2012	62
2013	62
2014	62
2015	62
Thereafter	154

Total	$464

In April 2004, the Company purchased the Chicago branch of Korea Exchange Bank and recorded goodwill of $1.3 million and a core deposit intangible of $462,000. Amortization expense for core deposit intangible was $53,000 for year ended December 31, 2009. Based on the annual impairment analysis of such goodwill and core deposit intangible at December 31, 2009, the Company determined that the goodwill and core deposit intangible were impaired in their entirety and, as a result, the entire amounts were written off on the same date.

12. INCOME TAXES

The following is a summary of income tax (benefit) expense for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(Dollars in thousands)
Current
Federal	$2,077	$(12,428)	$4,855
State	637	(318)	1,372

Total current income tax expense (benefit)	$2,714	$(12,746)	$6,227

Deferred
Federal	$3,206	$(2,788)	$(5,782)
State	1,358	(6,442)	(2,092)
Valuation allowance increase (decrease)	(5,962)	16,142	—

Total deferred income tax expense (benefit)	$(1,398)	$6,912	$(7,874)

Total
Federal	$5,283	$(15,216)	$(927)
State	1,995	(6,760)	(720)
Valuation allowance increase (decrease)	(5,962)	16,142	—

Total	$1,316	$(5,834)	$(1,647)

As of December 31, 2010 and 2009, the cumulative temporary differences, as tax affected, are as follows:

	2010	2009
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$22,889	$25,876
Deferred loan fees	—	154
Depreciation	854	695
Impairment of securities available for sale	1,407	1,407
Affordable housing partnership income	253	36
Capital loss carryforwards	638	613
Loans held for sale	1,064	107
Deferral of gain on SBA loan sale	874	—
Reserve for losses	—	121
Accrued non-qualified stock option expense	856	673
Reserve for uncollected interest	434	629
Net operating loss carryforward	4,355	4,680
Amortization	457	510
Tax credits	—	901
Basis differences of acquired loans	5,706	—
Goodwill	1,644	—
Other	234	215

Total deferred tax assets	41,665	36,617
Deferred tax liabilities:
Basis differences—1031 like-kind exchange	(239)	(239)
Federal Home Loan Bank stock	(923)	(923)
State taxes	(3,444)	(4,190)
Net unrealized gain on securities available for sale	(549)	(2,941)
Excess tax liability	(229)	(229)
Net legal settlement receivable	—	(221)
FDIC loss share receivable	(10,998)	—
Deferred loan fees	(250)	—

Total deferred tax liabilities	(16,632)	(8,743)

Net deferred tax asset before valuation allowance	25,033	27,874
Valuation allowance	(10,650)	(16,323)

Net deferred tax asset	$14,383	$11,551

In assessing the future realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income, and tax-planning strategies in making this assessment.

Deferred income tax assets or liabilities reflect the estimated future tax effects attributable to differences as to when certain items of income or expense are reported in the financial statements versus when they are reported in the tax returns. The Company’s net deferred tax assets were $14.4 million, net of a valuation allowance of $10.7 million as of December 31, 2010 as compared to $11.6 million, net of a valuation allowance of $16.3 million as of December 31, 2009.

As a result of the loss incurred during 2009, management assessed, by year, the future reversal of all temporary differences to determine which deductions would be available to carry back to tax years with taxable income or could be utilized by projected future taxable income. As a result of this analysis, management determined that a portion of the Company’s net deferred tax asset did not meet the more likely than not criteria for realization at December 31, 2009. Accordingly, the Company recorded a valuation allowance of $16.3 million. The net deferred tax asset valuation allowance included a valuation allowance for capital losses, established in 2008, due to the uncertainty surrounding the realization of the benefits of these losses that may result from future capital gain.

At December 31, 2010, as a result of a full year of profitable operations, management’s assessment of the portion of the Company’s net deferred tax asset that does not meet the more likely than not criteria for realization was reduced to $10.7 million. The reduction in the valuation allowance reduced income tax expenses by $6.0 million for 2010.

As of December 31, 2010 and 2009, the Company’s deferred tax assets were primarily due to the allowance for loans losses, basis difference of acquired loans from Innovative Bank (applicable to 2010), goodwill from Innovative Bank acquisition, offset by deferred tax liability related to FDIC loss share receivable and impairment losses on securities available for sale. The Company’s net deferred tax asset increased during 2010 due primarily to a decrease in the valuation allowance. To the extent that the allowance for loan losses is not allocable to specific loans, it represents future tax benefits which would be realized when actual charge-offs are made against the allowance.

The Company generally reduces current taxes payable by utilizing the tax credits from investments in the low-income housing projects and California Enterprise Zones. The Company utilized such credit of $2.4 million, $0 and $1.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Applicable income tax provisions (benefits) in 2010, 2009, and 2008 resulted in effective tax rates of 5.5%, (12.1)%, and (115.4)%, respectively. The primary reasons for the differences from the federal statutory tax rate of 35.0% are as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(Dollars in thousands)
Income tax expense (benefit) at federal statutory rate	$8,397	$(16,917)	$(500)
State franchise tax expense (benefit), net of federal income tax expense (benefit)	1,297	(3,406)	(101)
Low income housing and other tax credits	(2,411)	(1,247)	(1,042)
Tax-advantaged interest income	—	—	(62)
Bank-owned life insurance cash surrender value	(140)	(168)	(172)
Dividend received deduction for stock investments	(40)	(66)	(143)
Grant of incentive stock option	100	340	202
Changes in others	26	(512)	171
Valuation allowance change	(5,913)	16,142	—

Income tax provision (benefit)	$1,316	$(5,834)	$(1,647)

Income taxes receivable of $14.3 million at December 31, 2010 mainly consists of tax refunds of $11.6 million due to the Federal carryback of net operating losses. Additionally, the Company has state tax credits of $167,000 available to reduce future tax liabilities and state net operating losses of $40.2 million available to reduce future taxable income (expiring in 2031).

Income taxes receivable of $16.1 million at December 31, 2009 mainly consists of $12.6 million due to the Federal carryback of net operating losses. Additionally, the Company had available federal tax credits of $735,000 available to reduce future tax liabilities, state tax credits of $167,000 available to reduce future tax liabilities and state net operating losses of $43.2 million available to reduce future taxable income (expiring in 2029).

The Company is required to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The Company has concluded that neither it, nor the Bank, has any uncertain tax positions that require recognition in the consolidated financial statements. Therefore, no reserve related to uncertainty is necessary at either December 31, 2010 or December 31, 2009. This determination was based on tax years that remain subject to examination by the relevant tax authorities. The Internal Revenue Service (the “IRS”) and the Franchise Tax Board (the “FTB”) have examined the Company’s consolidated federal income tax returns for tax years up to and including 2007. As of December 31, 2010, the Company was under examination by the FTB for the tax years 2005 through 2007 and there is no open examination by the IRS. The Company does not anticipate any material changes as a result of the examination. In addition, the Company does not have any unrecognized tax benefits subject to significant increase or decrease as a result of uncertainty.

13. INVESTMENTS IN AFFORDABLE HOUSING PARTNERSHIPS

The Company has invested in certain limited partnerships that were formed to develop and operate several apartment complexes designed as high-quality affordable housing for lower income tenants throughout the State of California and other states. The Company’s ownership in each limited partnership varies from under 2% to 21%. At December 31, 2010 and 2009, the investments in these limited partnerships amounted to $10.8 million and $11.5 million, respectively. Two of the eleven limited partnerships invested in by the Company are accounted for using the equity method of accounting, since the Company has significant influence over the partnership. For those investments in limited partnerships for which the Company does not have a significant influence, such investments are accounted for using the cost method of accounting and the annual amortization is based on the proportion of tax credits received in the current year to total estimated tax credits to be allocated to the Company. Each of the partnerships must meet the regulatory minimum requirements for affordable housing for a minimum 15-year compliance period to fully utilize the tax credits. If the partnerships cease to qualify during the compliance period, the credit may be denied for any period in which the project is not in compliance and a portion of the credit previously taken is subject to recapture with interest.

The approximate remaining federal and state tax credits to be utilized over a multiple-year period are $8.6 million and $10.0 million at December 31, 2010 and 2009, respectively. The Company’s usage of tax credits was $2.4 million, $0, and $1.2 million for the years ended December 31, 2010, 2009 and 2008, respectively. Investment amortization amounted to $0.7 million, $1.4 million, and $1.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

14. DEPOSITS

Deposits consist of the following at December 31, 2010 and 2009:

	As of December 31,
	2010	2009
	(Dollars in thousands)
Demand deposits (noninterest-bearing)	$396,973	$352,395
Money market accounts and NOW	471,132	528,331
Savings	87,484	86,567

	955,589	967,293
Time deposits
Less than $100,000	334,341	256,020
$100,000 or more	481,064	524,358

Total	$1,770,994	$1,747,671

Time deposits by maturity dates are as follows at December 31, 2010:

Year	$100,000 or greater	Less than $100,000	Total
	(Dollars in thousands)
2011	$400,364	$269,922	$670,286
2012	51,910	56,438	108,348
2013	22,452	6,933	29,385
2014	3,762	611	4,373
2015 and thereafter	2,576	437	3,013

Total	$481,064	$334,341	$815,405

A summary of interest expense on deposits for the years ended December 31 is as follows:

	2010	2009	2008
	(Dollars in thousands)
Money market accounts and NOW	$5,549	$8,836	$10,674
Savings	2,401	2,256	1,832
Time deposits
Less than $100,000	5,030	9,064	8,459
$100,000 or more	7,632	14,779	25,161

Total	$20,612	$34,935	$46,126

The company participates in the State of California Time Deposit Program. These deposits totaled $115.0 million at December 31, 2010 and 2009. The Company is required to pledge eligible collateral of at least 110% of outstanding deposits. At December 31, 2010 and 2009, securities with fair values of approximately $129.9 million (amortized cost of $126.9 million) and $135.4 million (amortized cost of $131.6 million), respectively, were pledged as collateral for these deposits

In the ordinary course of business, the Company has received deposits from certain directors, executive officers and businesses with which they are associated. At December 31, 2010 and 2009, the total of these deposits amounted to $1.6 million and $1.8 million, respectively.

15. OTHER BORROWED FUNDS

The Company borrows funds from the FHLB and the Treasury, Tax, and Loan Investment Program. Other borrowed funds totaled $188.7 million and $148.4 million at December 31, 2010 and 2009, respectively. Interest expense on total borrowed funds was $6.7 million in 2010, $7.0 million in 2009, and $9.3 million in 2008, reflecting weighted average interest rates of 4.13%, 4.28% and 3.61%, respectively. The following table represents the composition of other borrowed funds as of dates indicated:

	12/31/10	12/31/09
	(Dollars in thousands)
FHLB	$167,213	$146,838
US Treasury	963	1,605
Secured financing - SBA loan transfer	20,494	—

Total other borrowed funds	$188,670	$148,443

As of December 31, 2010, the Company borrowed $167.2 million as compared to $146.8 million at December 31, 2009 from the FHLB with note terms from less than 1 year to 15 years. Notes of 10-year and 15-year terms are amortizing at the predetermined schedules over the life of the notes. Of the $167.2 million outstanding, $145.0 million is composed of six fixed rate term advances, each with an option to be called by the FHLB after the lockout dates varying from 6 months to 2 years. If market interest rates are higher than the advances’ stated rates at that time, the advances may be called by the FHLB and the Company will be required to repay the FHLB. If market interest rates are lower after the lockout period, then the advances may not be called by the FHLB. If the advances are not called by the FHLB, then they will mature on the maturity dates ranging from 4 years to 10 years. The Company may repay the advances with a prepayment penalty at any time. If the advances are called by the FHLB, there is no prepayment penalty.

The Company has pledged, under a blanket lien (all qualifying commercial and residential loans) as collateral under the borrowing agreement with Federal Home Loan Bank, with a total carrying value of $828.0 million and $812.9 million at December 31, 2010 and 2009, respectively. Total interest expense on the notes was $6.7 million, $6.9 million and $9.3 million for the years ended December 31, 2010, 2009 and 2008, respectively, reflecting average interest rates of 4.16%, 4.30% and 3.62%, respectively.

Federal Home Loan Bank advances outstanding as of December 31, 2010, with an average interest rate of 4.46%, mature as follows:

Year	Amount
(Dollars in thousands)
2011	$41,023
2012	105,389
2013	157
2014	167
2015	176
Thereafter	20,301

Total	$167,213

Borrowings obtained from the Treasury Tax and Loan Investment Program mature within a month from the transaction date. Under the program, the Company receives funds from the U.S. Treasury Department in the form of open-ended notes, up to a total of $2.2 million. The Company has pledged U.S. government agencies and/or mortgage-backed securities with a total carrying value of $1.5 million and $2.2 million at December 31, 2010 and 2009, respectively, as collateral to participate in the program. The total borrowed amount under the program, outstanding at December 31, 2010 and 2009 was $963,000 and $1.6 million, respectively. Interest expense on notes was $0, $0, and $9,000 for the years ended December 31, 2010, 2009 and 2008, respectively, reflecting average interest rates of 0.00%, 0.00% and 1.21%, respectively.

In December, 2010, the Company transferred SBA loans of $20.5 million which were accounted for as a secured financing as of December 31, 2010. Pursuant to ASC 860, Transfers and Servicing, such SBA loan transfer is treated as a secured financing until the recourse period expires which is generally 90 days.

16. LONG-TERM SUBORDINATED DEBENTURES

Center Capital Trust I is a Delaware business trust formed by the Company for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. During the fourth quarter of 2004, Center Capital Trust I issued 18,000 Capital Trust Preferred Securities (“TP Securities”), with liquidation value of $1,000 per security, for gross proceeds of $18,000,000. The entire proceeds of the issuance were invested by Center Capital Trust I in $18,000,000 of Junior Long-term Subordinated Debentures (the “Subordinated Debentures”) issued by the Company, with identical maturity, repricing and payment terms as the TP Securities. The Subordinated Debentures represent the sole assets of Center Capital Trust I. The Subordinated Debentures mature on January 7, 2034 and bear a current interest rate of 3.14% (based on 3-month LIBOR plus 2.85%), with repricing and payments due quarterly in arrears on January 7, April 7, July 7, and October 7 of each year commencing April 7, 2004. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Bank to the extent then required, on any January 7th, April 7th, July 7th, and October 7th on or after April 7, 2009 at the Redemption Price. Redemption Price means 100% of the principal amount of Subordinated Debentures being redeemed plus accrued and unpaid interest on such Subordinated Debentures to the Redemption Date, or in case of redemption due to the occurrence of a Special Event, to the Special Redemption Date if such Redemption Date is on or after April 7, 2009. The TP Securities are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on January 7, 2034.

Holders of the TP Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at a current rate per annum of 3.14%. The distribution rate is a per annum rate which resets quarterly, equal to LIBOR (as in effect) immediately preceding each interest payment date (January 7, April 7, July 7, and October 7 of each year) plus 2.85%. The prior approval of the FRB is required for the payment of interest on the Company’s subordinated debt securities. In view of its current capital levels, it is anticipated that the Company will likely continue to receive approval to pay interest on the subordinated debt securities, although no assurance can be given that such approvals will be granted. Any failure to pay such interest when due could adversely affect the market value of our common stock. The distributions on the TP Securities are treated as interest expense in the consolidated statements of operations. The Company has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The TP Securities issued in the offering were sold in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the TP Securities.

On March 1, 2005, the Federal Reserve Board adopted a final rule that allows the continued inclusion of trust-preferred securities in the Tier 1 capital of bank holding companies. However, under the final rule, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements that could be included in Tier 1 capital would be limited to 25 percent of Tier 1 capital elements. In addition, since the Company had less than $15 billion in assets at December 31, 2009, under the Dodd-Frank Act, the Company will be able to continue to include its existing TPS in Tier 1 capital to the extent permitted by FRB guidelines. Trust preferred securities currently make up 6.2% of the Company’s Tier 1 capital.

As of December 31, 2010 and 2009, Center Capital Trust I is not reported on a consolidated basis pursuant to ASC 810, Consolidation. Therefore, the capital securities of $18,000,000 are not presented on the consolidated statements of financial condition. Instead, the long-term subordinated debentures of $18,557,000 issued by Center Financial to Center Capital Trust I and the investment in Center Capital Trust I’s common stock of $557,000 (included in other assets) are separately reported.

17. COMMITMENTS AND CONTINGENCIES

The Company leases its premises under noncancelable operating leases. At December 31, 2010, future minimum rental commitments under these leases are as follows:

Year	Amount
(Dollars in thousands)
2011	$2,587
2012	2,166
2013	1,718
2014	1,184
2015	926
Thereafter	1,552

$10,133

Rental expense recorded under such leases amounted to approximately $3.3 million, $3.0 million, and $2.5 million in 2010, 2009 and 2008, respectively.

Litigation

From time to time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. It is the management’s opinion that the resolution of any such claims or legal proceedings would not have a material adverse effect on the Company’s financial condition or results of operations.

On August 6, 2008, the Bank entered into a Settlement Agreement with Korea Export Insurance Corporation (“KEIC”) (the “KEIC Settlement Agreement”). Pursuant to the KEIC Settlement Agreement, KEIC dismissed with prejudice its complaints against the Bank in both the Superior Court of the State of California and in federal court and assigned to Center Bank its rights and claims as against certain other defendants. In consideration of its dismissal of such claims and assignment of such rights, the Bank agreed to pay consideration of $10.5 million to KEIC, consisting of cash consideration of $6.5 million in scheduled installments over a three-year period and the issuance of 415,369 shares of the common stock of the Company valued at $4.0 million.

Pursuant to separate agreement, KEIC and nine Korean banks mutually dismissed all claims against one another arising out of or related to the KEIC action. The Bank also entered into a settlement agreement with Korea Data Systems (USA), Inc (“KDS-USA”) and Lap Shun (John) Hui, pursuant to which KDS-USA agreed to pay the Bank a total of $2.5 million in cash payable in scheduled installments over a two-year period in consideration for Center Bank dismissing with prejudice all claims against KDS-USA.

The Company recognized net expense of $7.5 million based on the present value of long-term receivables and payables during 2008. In December 2009, the Company paid KEIC $3.2 million for the remaining balance of the cash consideration. In 2010, the Company received the final payment of $0.5 million from Mr. Hui. At December 31, 2010 and 2009, the Company had a long-term receivable of $0 and $0.5 million, respectively.

Employment Agreement

On January 6, 2011, the Company and its subsidiary, Center Bank, entered into an at-will employment letter agreement with Richard S. Cupp in connection with his appointment as Chief Executive Officer and President of the Company and Center Bank (the “Employee Agreement”). Mr. Cupp has agreed to serve as Chief Executive Officer and President until the earlier of the date when the Company completes its proposed merger with Nara Bancorp, Inc. or December 31, 2011 (the “Term”). Mr. Cupp will report to the Board of Directors and perform those duties customarily associated with the Chief Executive Officer and President position. He will be paid a base salary at an annual rate of $300,000 during the Term and will also receive those employee benefits and perquisites which the Company generally makes available to its executive officers.

The Company has also agreed to pay Mr. Cupp a cash bonus of $30,000 if he remains employed with the Company through the end of the Term and his employment is not terminated by him or by reason of his death or disability. In addition, the Company granted Mr. Cupp restricted stock awards (“RSAs”) with an aggregate award value of $30,000 effective as of January 6, 2011. The number of shares was determined based on the closing price of the Company’s common stock on the grant date and based on such further terms and conditions as contained in Restricted Stock Award Agreements entered into by and between Company and Mr. Cupp pursuant to the terms of Center Financial’s 2006 Stock Incentive Plan. Such RSAs shall vest if and only if Mr. Cupp remains employed with the Company through the end of the Term and his employment is not terminated by him or by reason of his death or disability.

Effective January 6, 2011, the Employment Agreement, dated January 13, 2010, among the Company, Center Bank and Jae Whan Yoo was terminated. No severance was payable to Mr. Yoo due to the termination of his employment agreement.

Effective January 13, 2010, the Company and Center Bank entered into an employment agreement with Mr. Jae Whan Yoo, President and Chief Executive Officer of the Company, (the “Agreement”) for a term of three years, at an annual base salary of $300,000 for the first year of the term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Yoo will also receive RSAs of 28,301 shares of the Company’s common stock, 14,151 shares of which will vest on January 15, 2012 and 14,150 shares on January 15, 2013. Upon termination effective January 6, 2011, all of such RSAs were forfeited.

Pursuant to the Securities Purchase Agreement with the U.S. Treasury Department, the Company agreed that, until such time as the U.S. Treasury Department ceases to own any securities acquired from the Company pursuant to the Securities Purchase Agreement, the Company will take all necessary action to ensure that the benefit plans with respect to the Company’s senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”) as implemented by any guidance or regulation under Section 111(b) of EESA that has been issued and is in effect as of the date of issuance of the Series A Preferred Stock and the Warrants and not adopt any benefit plans with respect to, or which cover, our senior executive officers that do not comply with EESA. All of Center Financial’s senior executive officers have consented to the foregoing, and have executed either amendments to their employment agreement or agreements concerning their compensation arrangements in order to comply with EESA.

18. SHAREHOLDERS’ EQUITY

On March 25, 2009, the Company’s board of directors suspended its quarterly cash dividends based on adverse economic conditions and a reduction in the Company’s earnings. No quarterly cash dividends have been declared since the suspension. (See “Quarterly Dividends” below).

As a bank holding company, the Company’s ability to pay dividends primarily depends upon the dividends received from the Bank. The dividend practice of the Bank, like the Company’s dividend practice, will depend upon its earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by Center Bank’s board of directors at that time. The dividend practices of both the Bank and Center Financial are restricted by state and federal law as well as by regulatory requirements and potentially by contractual requirements, in each case as more fully described below.

Quarterly Dividends—Center Financial paid cash dividends of 4 cents (adjusted for two-for-one stock split paid in March 2004) per share from the fourth quarter of 2003 through the first quarter of 2007, and 5 cents per share from the second quarter of 2007 through the fourth quarter of 2008. On March 25, 2009, the Company’s board of directors suspended its quarterly cash dividends based on adverse economic conditions and a reduction in the Company’s earnings. The board of directors determined that this is a prudent, safe and sound practice to preserve capital, and does not expect to resume the payment of cash dividends in the foreseeable future. Unless the preferred stock issued to the U.S. Treasury Department in the TARP Capital Purchase Program has been redeemed, the Company will not be permitted to resume paying cash dividends without the consent of the U.S. Treasury Department until December 2011. In addition, the Bank and the Company have each entered into MOUs with the respective regulatory agency or agencies, pursuant to which both the Bank and the Company must obtain prior regulatory approval to pay dividends. See Note 22—Regulatory Matters. Once the Company is no longer restricted in its ability to pay cash dividends by any specific regulatory requirements, the amount of any such dividend will be determined each quarter by the Company’s board of directors in its discretion, based on the factors described in the previous paragraph. No assurance can be given that the Bank’s and the Company’s future performance will justify the payment of dividends in any particular quarter and any such dividend will be at the sole discretion of Center Financial’s board of directors.

The Bank’s ability to pay cash dividends to Center Financial is also subject to certain legal limitations. Under California law, banks may declare a cash dividend out of their net profits up to the lesser of retained earnings or the net income for the last three fiscal years (less any distributions made to shareholders during such period), or with the prior written approval of the Commissioner of Financial Institutions, in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year, or (iii) the net income of the bank for its current fiscal year. Since the Bank’s net loss for 2009 exceeded its combined earnings for 2008 and 2007, in addition to the regulatory approval requirements of the MOU, the Bank will need to obtain the prior written approval of the Commissioner to pay any dividends until the Bank’s net income for the previous three fiscal years is again greater than the amount of any such dividend. In addition, under federal law, banks are prohibited from paying any dividends if after making such payment they would fail to meet any of the minimum regulatory capital requirements. The federal regulators also have the authority to prohibit banks from engaging in any business practices which are considered to be unsafe or unsound, and in some circumstances the regulators might prohibit the payment of dividends on that basis even though such payments would otherwise be permissible.

The Company’s ability to pay dividends is also limited by state corporation law. The California General Corporation Law allows dividends to the company’s shareholders if the company’s retained earnings equal at least the amount of the proposed dividend. If a California corporation does not have sufficient retained earnings available for the proposed dividend, it may still pay a dividend to its shareholders if, immediately after giving effect to the dividend, the sum of the company’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities. In addition, during any period in which the Company has deferred payment of interest otherwise due and payable on its subordinated debt securities, or any unpaid dividends on the preferred stock issued to the U.S. Treasury Department, it may not make any dividends or distributions with respect to its capital stock.

Stock-Based Compensation—The Company has a Stock Incentive Plan which was adopted by the Board of Directors in April 2006, approved by the shareholders in May 2006, and amended by the Board in June 2007 (the “2006 Plan”). The 2006 Plan provides for the granting of incentive stock options to officers and employees, and non-qualified stock options and restricted stock awards to employees (including officers) and non-employee directors. The 2006 Plan replaced the Company’s former stock option plan (the “1996 Plan”) which expired in February 2006, and all options under the 1996 Plan which were outstanding on April 12, 2006 were transferred to and made part of the 2006 Plan. The option prices of all options granted under the 2006 Plan (including options transferred from the 1996 Plan) must be not less than 100% of the fair market value at the date of grant. All options granted generally vest at the rate of 20% per year except that the options granted to the non-employee directors vest at the rate of 33 1/3% per year. All options not exercised generally expire ten years after the date of grant. Vesting of RSAs is discretionary with the Board of Directors or the Compensation Committee, but awards granted to date generally vest at the rate of 50% on the third anniversary of the grant date and 25% per year for the next two years. However, the RSAs granted to the Chief Executive Officer and the Chief Credit Officer in 2010 vest 50% on the second anniversary of the grant date and the remaining 50% the following year. RSAs granted to our former Chief Executive Officer were forfeited upon termination of his employment effective January 6, 2011. RSAs granted to senior executive officers are also subject to restrictions on transfer even after vesting for as long as the Company has preferred stock outstanding to the U.S. Treasury Department pursuant to the TARP Capital Purchase Program.

The Company’s pre-tax compensation expense for stock-based employees and directors’ compensation was $0.7 million, $1.0 million, and $1.2 million ($560,000, $640,000, and $876,000 after tax effect of non-qualified stock options) for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock Option Awards

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Beginning in 2006, the expected life (estimated period of time outstanding) of options granted with a 10-year term was determined using the average of the vesting period and term. Expected volatility was based on historical volatility for a period equal to the stock option’s expected life, ending on the day of grant, and calculated on a weekly basis. There were no option grants during 2010.

Year ended December 31,
	2010	2009	2008
Risk-free interest rate	—	1.71% - 3.60%	1.59% - 6.11%
Expected life	—	3 - 6.5 years	3 - 6.5 years
Expected volatility	—	70% - 113%	28% - 36%
Expected dividend yield	—	0.00% - 3.50%	0.00% - 3.50%

A summary of the Company’s stock option activity and related information for the years ended December 31, 2010 and 2009 is set forth in the following table:

	2010			2009			2008
	Shares Available For Grant	Options Outstanding	Weighted Average Exercise Price	Shares Available For Grant	Options Outstanding	Weighted Average Exercise Price	Shares Available For Grant	Options Outstanding	Weighted Average Exercise Price
Balance at beginning of period	2,266,612	760,245	$16.93	2,190,252	850,151	$16.78	2,077,452	967,271	$17.05
Options granted	—	—	—	(30,000)	30,000	4.71	(3,000)	3,000	11.23
Options forfeited	68,401	(68,401)	16.73	106,360	(106,360)	14.02	115,800	(115,800)	19.35
Options exercised	—	—	—	—	(13,546)	3.43	—	(4,320)	5.00

Balance at end of period	2,335,013	691,844	$16.95	2,266,612	760,245	$16.93	2,190,252	850,151	$16.78

Options exercisable at year-end		571,777	$17.30		444,012	$17.01		340,286	$14.91
Weighted-average fair value of options granted during the year			$—			$2.09			$1.77

Information pertaining to stock options outstanding at December 31, 2010 and 2009 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
$ 2.59 – $ 8.00	52,744	5.12	$5.02	32,077	3.13	$5.23
$ 8.01 – $ 20.00	453,100	5.92	$16.04	374,900	5.80	$16.01
$ 20.01 – $ 25.10	186,000	5.90	$22.56	164,800	5.87	$22.59

Outstanding at December 31, 2010	691,844	5.86	$16.95	571,777	5.67	$17.30

$ 2.59 – $ 8.00	52,745	6.12	$5.02	22,745	2.07	$5.43
$ 8.01 – $ 20.00	521,500	6.91	$16.12	307,000	6.52	$15.77
$ 20.01 – $ 25.10	186,000	6.83	$22.56	114,267	6.77	$22.64

Outstanding at December 31, 2009	760,245	6.83	$16.93	444,012	6.36	$17.01

The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2010 was approximately $135,000 and $75,000, respectively. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2009 was $2,000 and $0, respectively. Aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the period, which was $7.58 and $4.60 as of December 31, 2010 and 2009, respectively, and the exercise price multiplied by the number of options outstanding. Total intrinsic value of options exercised was $0, $7,000 and $36,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Total fair value of shares vested was $1.2 million, $1.3 million and $1.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

A summary of the Company’s non-vested options as of December 31, 2010 is as follows:

	Number of Options	Weighted Average Grant Date Fair Value
Balance at December 31, 2009	316,233	$6.44
Granted	—	—
Vested	(169,967)	7.24
Forfeited	(26,199)	2.40

Balance at December 31, 2010	120,067	$6.19

Balance at December 31, 2008	509,865	$6.85
Granted	30,000	2.09
Vested	(153,832)	7.09
Forfeited	(69,800)	6.13

Balance at December 31, 2009	316,233	$6.44

As of December 31, 2010 and 2009, the Company had approximately $460,000 and $1.0 million of unrecognized compensation costs related to unvested options, respectively. The Company expects to recognize these costs over a weighted average period of 1.45 years and 2.17 years at December 31, 2010 and 2009, respectively.

Restricted Stock Awards

The market price of the Company’s common stock at the date of grant is used to estimate the fair value of restricted stock awards. Restricted stock activity under the 2006 Plan as of December 31, 2010, and changes during the years ended December 31, 2010 and 2009, respectively, are as follows:

	For the Year Ended December 31,
	2010		2009
	Number of Shares	Weighted-Average Grant-Date Fair Value per Share	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Restricted Stock:
Nonvested, beginning of period	10,050	$13.59	10,400	$14.72
Granted	71,409	5.24	1,150	3.07
Vested	(3,025)	16.88	—	—
Cancelled and forfeited	(1,625)	10.21	(1,500)	16.24

Nonvested, at end of period	76,809	5.77	10,050	13.59

The Company recorded compensation cost of $99,000 and $18,000 related to the restricted stock granted under the 2006 Plan for the years ended December 31, 2010 and 2009, respectively. At December 31, 2010 and 2009, the Company had approximately $304,000 and $44,000 of unrecognized compensation costs related to unvested restricted stocks, respectively. The costs are expected to be recognized over a weighted-average period of 2.98 years and 1.54 years as of December 31, 2010 and 2009, respectively. There were approximately 3,000 shares vested during the year ended December 31, 2010 as compared to none in 2009.

Preferred Stock, Common Stock and Common Stock Warrants—The Company entered into Securities Purchase Agreements with a limited number of institutional and other accredited investors, including insiders, to sell a total of 73,500 shares of mandatorily convertible non-cumulative non-voting perpetual preferred stock, series B, without par value (the “Series B Preferred Stock”) at a price of $1,000 per share, for an aggregate gross purchase price of $73.5 million. This private placement closed on December 31, 2009, and the Company issued an aggregate of 73,500 shares of Series B Preferred Stock upon its receipt of consideration in cash. The Series B Preferred Stock converted into 19,599,981 shares of common stock effective March 29, 2010, following shareholder approval of such conversion. The conversion ratio was equal to the quotient obtained by dividing the $1,000 per share purchase price by the conversion price of $3.75. The shares issued in this private placement were registered on a Form S-3 Registration Statement, as amended, which became effective April 8, 2010, thus removing the restrictions on resale.

The conversion price of $3.75 per share was less than the fair value of $5.23 per share of our common stock on December 29, 2009, the commitment date for the issuance of the Series B Preferred Stock. The Series B Preferred Stock was thus issued with a beneficial conversion feature with an intrinsic value of $1.48 per share or at a discount of $29,007,972. On the effective date of the conversion, the unamortized discount due to the beneficial conversion feature was immediately recognized as a dividend and accounted for as a charge to retained earnings and a reduction of net income available to common shareholders in the earnings per share computation.

The Company also issued 3,360,000 shares of common stock in a private placement which closed on November 30, 2009 (the “November Private Placement”), at a price per share of $3.71 to non-affiliated investors and $4.69 to certain directors and employees of the Company. The difference in the purchase price was necessary to comply with NASDAQ Listing Rule 5635(c). The Company obtained shareholder approval of the November Private Placement at a special meeting held on March 24, 2010 so that all investors in the November Private Placement could be treated equally. Following receipt of shareholder approval, 85,045 additional shares were issued to the directors and employees who invested in the November Private Placement, in order to effectuate this result. The shares issued in the November Private Placement were registered on a Form S-3 Registration Statement which became effective April 8, 2010, thus removing the restrictions on resale.

The Company entered into a purchase agreement with the U.S. Treasury Department on December 12, 2008, pursuant to which the Company issued and sold 55,000 shares of the Company’s fixed-rate cumulative perpetual preferred stock for a total purchase price of $55.0 million, and a 10-year warrant to purchase 864,780 shares of the Company’s common stock at an exercise price of $9.54 per share. The Company will pay the U.S. Treasury Department a five percent dividend annually for each of the first five years of the investment and a nine percent dividend thereafter until the shares are redeemed. The cumulative dividend for the preferred stock is accrued for and payable on February 15, May 15, August 15 and November 15 of each year.

As a result of “qualified equity offerings” (as defined in the Securities Purchase Agreement with the U.S. Treasury Department) in the fourth quarter of 2009 aggregating in excess of $55.0 million (specifically $86.3 million) in gross proceeds, the number of common shares underlying the warrant was reduced to 432,290.

The Company allocated total proceeds of $55.0 million, based on the relative fair value of preferred stock and common stock warrants, to preferred stock for $52.9 million and common stock warrants for $2.1 million, respectively, on December 12, 2008. The preferred stock discount will be accreted, on an effective yield method, to preferred stock over the 10 years.

In determination of the fair value of preferred stock and common stock warrants, certain assumptions were made. The Binomial Lattice model was used with the following assumptions for common stock warrants:

•

Risk-free interest rate: The constant maturities par yield curve based on Treasury yields provided by Federal Reserve, after interpolating the yield curve beyond the maturities provided in the release data, was used to derive a risk-free interest rate curve.

•

Stock price volatility: The volatility assumption utilized in the valuation should represent the “expected” volatility, which may or may not be the same as historical volatility. Since market events of the second half of 2008 are not likely to repeat given the current government ownership of major banks, the high market volatility during the second half of the year should be assigned a lower weighting in the 10-year term of the historical volatility. As a result of this adjustment, expected volatility of 32.0% was used in the valuation as compared to 36.5% of historical volatility.

•

Dividend rate: The Company utilized a constant dividend payment assumption in the model. The $0.05 per share per quarter constant payment is consistent with the Company’s then current policy and Management’s intention.

For preferred stock, the Company used a discount cash flow model to calculate the fair value with the following assumptions:

•

Dividend rate of 5% from year 1 to year 5 and 9% thereafter was used in accordance with the terms and conditions of the preferred stock. Expected life was assumed 10 years, considering the contractual term of 10 years. Risk-free interest rate was assumed at 3.66%, which is the 10-year U.S. Treasury Constant Maturity Rate for 2008. The assumed discount rate was 12% based on review of certain references. Certain actual preferred equity offerings rates in 2008 ranged from 7% to 12%. TARP is considered cheaper financing for capital and one of the objectives of the TARP is providing cheaper financing to help the capital situation in the banking sector. In this regard, the assumed discount rate should be higher than the coupon rate of 9%.

Using these assumptions, the fair value of common stock warrants amounted to $1.4 million and the fair value of the preferred stock amounted to $37.2 million. The relative fair values of preferred stock and common stock warrants were 96.3% and 3.7%, respectively. The total proceeds of $55 million were allocated, based on the relative fair value, to preferred stock in the amount of $52.9 million for preferred stock and $2.1 million for common stock warrants on December 12, 2008, respectively.

The Company paid cash dividends for preferred stock of $2.8 million for the year ended December 31, 2010 and 2009 and the accretion of preferred stock discount amounted to $29.2 million (including effect of beneficial conversion of $29.0 million) and $212,000 for the year ended December 31, 2010 and 2009, respectively, The Company had accrued for cash dividends in the amount of $344,000 at December 31, 2010 and 2009, respectively.

19. EARNINGS (LOSS) PER COMMON SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations for the years ended December 31, 2010, 2009, and 2008.

	Net Income (Loss)	Weighted Average Number of Shares	Per Share Amount
	(Dollars in thousands, except earnings per share)
2010
Basic EPS
Net income	$22,683	35,263	$0.64
Less : preferred stock dividends and accretion of preferred stock discount	(31,996)	—	$(0.90)

Income available to common shareholders	(9,313)	35,263	$(0.26)
Effect of dilutive securities:
Stock options, restricted stocks and warrants	—	—	—

Diluted EPS
Income available to common shareholders	$(9,313)	35,263	$(0.26)

2009
Basic EPS
Net loss	$(42,502)	17,077	$(2.49)
Less : preferred stock dividends and accretion of preferred stock discount	(2,954)	—	(0.17)

Loss available to common shareholders	(45,456)	17,077	(2.66)
Effect of dilutive securities:
Stock options, restricted stocks and warrants	—	—	—

Diluted EPS
Loss available to common shareholders	$(45,456)	17,077	$(2.66)

2008
Basic EPS
Net income	$220	16,526	$0.01
Less : preferred stock dividends and accretion of preferred stock discount	(155)	—	(0.01)

Income available to common shareholders	65	16,526	0.00
Effect of dilutive securities:
Stock options, restricted stocks and warrants	—	34	—

Diluted EPS
Income available to common shareholders	$65	16,560	$0.00

Options not included in the computation of diluted earnings (loss) per share because they would have had an anti-dilutive effect amounted to approximately 692,000 shares, 760,000 shares and 840,000 shares for the years ended December 31, 2010, 2009 and 2008, respectively.

20. EMPLOYEE BENEFIT PLAN

The Company has an Employees’ Profit Sharing and Savings Plan (the “Plan”), for the benefit of substantially all of its employees who have reached a minimum age of 21 years. Each employee is allowed to contribute to the Plan up to the maximum percentage allowable, not to exceed the limits of IRS Code Sections 401(k), 404 and 415. As of May 1, 2009, the Company has suspended its matching contribution, which has resumed effective January 1, 2011. The Company may make a discretionary contribution, which is not limited to the current or accumulated net profit, as well as a qualified non-elective contribution, with both amounts determined by the Company. For the years ended December 31, 2010, 2009, and 2008, the Company made matching contributions of $0, $98,000, and $369,000, respectively, and no discretionary contributions.

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commercial letters of credit, standby letters of credit and performance bonds. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss is represented by the contractual notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of the collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Commercial letters of credit, standby letters of credit, and performance bonds are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The following is a summary of the notional amounts of the Company’s financial instruments relating to extension of credit with off-balance-sheet risk at December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
	(Dollars in thousands)
Loans	$158,828	$187,148
Standby letters of credit	27,931	21,284
Performance bonds	222	651
Commercial letters of credit	30,341	22,190

Liabilities for losses on outstanding commitments of $244,000 and $246,000 were separately reported in other liabilities at December 31, 2010 and 2009.

The Company’s exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Company for both on- and off- balance sheet items. The Company evaluates credit risk associated with the loan portfolio at the same time as it evaluates credit risk associated with commitments to extend credit and letters of credits.

22. REGULATORY MATTERS

Risk-Based Capital—The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies, including the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Effective December 28, 2010, the Bank entered into a memorandum of understanding (“MOU”) with the FDIC and the California Department of Financial Institutions (the “DFI”) replacing the previous MOU dated December 18, 2009. The MOU is an informal administrative agreement pursuant to which the Bank has agreed to take various actions and comply with certain requirements to facilitate improvement in its financial condition. In accordance with the MOU, the Bank agreed among other things to (a) develop and implement strategic plans to restore profitability; (b) maintain a Leverage Capital Ratio of not less than 9% and a Total Risk-Based Capital Ratio of not less than 13%; (c) refrain from paying dividends without prior written regulatory approval; (d) eliminate all or half its assets classified “Loss” or “Doubtful”; (e) reduce the combined total of assets classified “Substandard” or “Doubtful” to not more than 40% of Tier 1 Capital plus the allowance for loan and lease losses (“ALLL”); (f) develop and implement certain specified policies and procedures relating to the asset disposition plan for certain classified assets, loan impairment and note sale transactions; (g) notify the FDIC and the DFI prior to appointing any new director or senior executive officer; (h) implement a program to monitor compliance of the MOU and review and record its review of compliance; (i) refrain from establishing any new offices without prior regulatory approval; and (j) submit written quarterly progress reports to the FDIC and the DFI detailing the form and manner of any actions taken to secure compliance with the MOU and the results thereof.

On December 9, 2009, the Company entered into an MOU with the Federal Reserve Bank of San Francisco (the “FRB”) pursuant to which the Company agreed, among other things, to (i) take steps to ensure that the Bank complies with the Bank’s MOU; (ii) implement a capital plan addressing specified items and submit the plan to the FRB for approval; (iii) submit annual cash flow projections to the FRB; (iv) refrain from paying cash dividends, receiving cash dividends from the Bank, increasing or guaranteeing debt, redeeming or repurchasing its stock, or issuing any additional trust preferred securities, without prior FRB approval; and (v) submit written quarterly progress reports to the FRB detailing compliance with the MOU.

The MOUs will remain in effect until modified or terminated by the FRB, the FDIC and the DFI. The Company does not expect the actions called for by the MOUs to change its business strategy in any material respect, although they may have the effect of limiting or delaying the Bank’s or the Company’s ability or plans to expand. The board of directors and management of the Bank and the Company have taken various actions to comply with the MOUs, and will diligently endeavor to take all actions necessary for compliance. Management believes that the Bank and the Company are currently in substantial compliance with the terms of the MOUs, although formal determinations of compliance with the MOUs can only be made by the regulatory authorities. In that regard, the Bank’s Leverage Capital Ratio and Total Risk-Based Capital ratios as of December 31, 2010 were 12.50% and 18.53%, considerably in excess of the required ratios for the Bank. Management will continue to work closely with the FRB, the FDIC and the DFI in order to continue to comply with the terms of the MOUs.

On March 1, 2005, the Federal Reserve Board (“FRB”) adopted a final rule that allows the continued inclusion of trust preferred securities in the Tier 1 capital of bank holding companies. However, under the final rule, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements. Trust preferred securities currently make up 6.2% of the Company’s Tier 1 capital. In addition, since the Company had less than $15 billion in assets at December 31, 2009, under the Dodd-Frank Act, the Company will be able to continue to include its existing trust preferred securities in Tier 1 capital to the extent permitted by FRB guidelines.

To be categorized as “well capitalized”, the Company must maintain specific total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The actual and required capital amounts and ratios at December 31, 2010 and 2009 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2010
Total Capital (to Risk-Weighted Assets)
Center Financial Corporation	$311,651	18.87%	$132,125	8.00%	$165,157	10.00%
Center Bank	$306,184	18.53%	$132,190	8.00%	$165,237	10.00%
Tier 1 capital (to Risk-Weighted Assets)
Center Financial Corporation	$290,608	17.60%	$66,047	4.00%	$99,071	6.00%
Center Bank	$285,128	17.26%	$66,078	4.00%	$99,117	6.00%
Tier 1 capital (to Average Assets)
Center Financial Corporation	$290,608	12.74%	$91,243	4.00%	$114,053	5.00%
Center Bank	$285,128	12.50%	$91,241	4.00%	$114,051	5.00%

As of December 31, 2009
Total Capital (to Risk-Weighted Assets)
Center Financial Corporation	$291,205	17.77%	$131,100	8.00%	$163,875	10.00%
Center Bank	$282,314	17.22%	$131,156	8.00%	$163,945	10.00%
Tier 1 capital (to Risk-Weighted Assets)
Center Financial Corporation	$270,253	16.50%	$65,516	4.00%	$98,274	6.00%
Center Bank	$261,349	15.94%	$65,583	4.00%	$98,375	6.00%
Tier 1 capital (to Average Assets)
Center Financial Corporation	$270,253	12.40%	$87,178	4.00%	$108,973	5.00%
Center Bank	$261,349	12.00%	$87,116	4.00%	$108,895	5.00%

As of December 31, 2010, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

23. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data follows for the periods indicated:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share data)
2010
Interest Income	$23,632	$24,349	$24,139	$23,712
Interest Expense	7,204	6,874	7,039	6,776
Net interest income before provision for loan losses	16,428	17,475	17,100	16,936
Provision for loan losses	7,000	5,000	4,000	6,010
Net income (loss)	2,767	7,502	5,963	6,450
Preferred stock dividends and accretion of preferred stock discount *	29,752	746	748	750
Net income (loss) available to common shareholders	(26,985)	6,756	5,215	5,700
Earnings (loss) per common share:
Basic	(1.27)	0.17	0.13	0.14
Diluted	(1.27)	0.17	0.13	0.14
2009
Interest Income	$26,637	$27,199	$25,716	$24,259
Interest Expense	10,735	11,876	10,923	9,050
Net interest income before provision for loan losses	15,902	15,323	14,793	15,209
Provision for loan losses	14,451	29,835	10,561	22,625
Net income (loss)	(2,726)	(12,787)	(2,524)	(24,465)
Preferred stock dividends and accretion of preferred stock discount	730	739	742	743
Net income (loss) available to common shareholders	(3,456)	(13,526)	(3,266)	(25,208)
Earnings (loss) per common share:
Basic	(0.21)	(0.81)	(0.19)	(1.41)
Diluted	(0.21)	(0.81)	(0.19)	(1.41)
2008
Interest Income	$35,679	$33,298	$32,619	$29,611
Interest Expense	17,080	14,603	13,150	11,774
Net interest income before provision for loan losses	18,599	18,695	19,469	17,837
Provision for loan losses	2,162	2,047	2,121	19,848
Net income (loss)	4,220	5,279	(3,159)	(6,120)
Preferred stock dividends and accretion of preferred stock discount	—	—	—	(155)
Net income (loss) available to common shareholders	4,220	5,279	(3,159)	(6,275)
Earnings (loss) per common share:
Basic	0.26	0.32	(0.19)	(0.37)
Diluted	0.26	0.32	(0.19)	(0.37)

*	Preferred stock dividends for the quarter ended March 31, 2010 include the effect of beneficial conversion feature of $29.0 million (see Note 18).

24. PARENT ONLY CONDENSED FINANCIAL STATEMENTS

The information below is presented as of December 31, 2010 and 2009 and for the years ended December 31 2010, 2009 and 2008.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2010	2009
	(Dollars in thousands)
Assets:
Cash	$5,463	$13,801
Investment in subsidiaries	287,089	265,711
Other assets	828	1,023

Total assets	$293,380	$280,535

Liabilities:
Long-term subordinated debentures	$18,557	$18,557
Other liabilities	811	5,920

Total liabilities	19,368	24,477

Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized; issued and outstanding, 55,000 shares and 128,500 shares as of December 31, 2010 and 2009, respectively
Series A, cumulative, issued and outstanding 55,000 shares as of December 31, 20010 and 2009	53,409	53,171
Series B, non-cumulative, convertible, issued and outstanding none and 73,500 shares as of December 31, 2010 and 2009, respectively	—	70,000
Common stock, no par value; 100,000,000 and 40,000,000 shares authorized; issued and outstanding, 39,914,686 shares and 20,160,726 shares (including 76,809 shares and 10,050 shares of unvested restricted stock) as of December 31, 2010 and 2009, respectively	187,754	88,060
Retained earnings	32,000	41,314
Accumulated other comprehensive income, net of tax	849	3,513

Total shareholders’ equity	274,012	256,058

Total liabilities and shareholders’ equity	$293,380	$280,535

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Cash dividend from Center Bank	$—	$—	$—
Equity in undistributed earnings of Center Bank	24,043	(40,595)	4,242
Other operating expenses, net	(1,360)	(1,907)	(4,022)

Net income (loss)	$22,683	$(42,502)	$220

CONDENSED STATEMENTS OF CASH FLOWS

	2010	2009	2008
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$22,683	$(42,502)	$220
Adjustment to reconcile net income (loss) to net cash (used in) provided by operating activities
Equity in undistributed (income) loss of the Bank	(24,043)	40,595	(4,242)
Stock option compensation	686	978	1,175
Decrease (increase) in other assets	196	(407)	(331)
(Decrease) increase in liabilities	(5,110)	4,542	616

Net cash (used in) provided by operating activities	(5,588)	3,206	(2,562)

Cash flows used in investing activities:
Payment for investments in and advances to subsidiary	—	(82,781)	(40,000)

Net cash used in investing activities	—	(82,781)	(40,000)

Cash flows (used in) provided by financing activities:
Net proceeds from issuance of preferred stock	—	70,000	55,000
Proceeds from issuance of common stock	—	12,781	—
Proceeds from stock options exercised	—	47	22
Payment of cash dividend	(2,750)	(3,383)	(3,315)

Net cash (used in) provided by financing activities	(2,750)	79,445	51,707

Net (decrease) increase in cash	(8,338)	(130)	9,145
Cash, beginning of year	13,801	13,931	4,786

Cash, end of year	$5,463	$13,801	$13,931

25. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition or disclosure and determined there were no significant events that required disclosure in its consolidated financial statements.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for the preparation, integrity and reliability of the consolidated financial statements and related financial information contained in this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and prevailing practices of the banking industry. Where amounts must be based on estimates and judgments, they represent the best estimates and judgments of management.

Management has established and is responsible for maintaining an adequate internal control structure designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, safeguarding of assets against loss from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The internal control structure includes: a financial accounting environment; a comprehensive internal audit function; an independent audit committee of the board of directors; and extensive financial and operating policies and procedures. Management also recognizes its responsibility for fostering a strong ethical climate which is supported by a code of conduct, appropriate levels of management authority and responsibility, an effective corporate organizational structure and appropriate selection and training of personnel.

The board of directors, primarily through its audit committee, oversees the adequacy of the Company’s internal control structure. The audit committee, whose members are neither officers nor employees of the Company, meets periodically with management, internal auditors and internal credit examiners to review the functioning of each and to ensure that each is properly discharging its responsibilities. In addition, KPMG LLP, an independent registered public accounting firm, was engaged to audit the Company’s consolidated financial statements and express an opinion as to the fairness of presentation of such financial statements. KPMG LLP has issued an audit report on the effectiveness of the Company’s internal control over financial reporting based on criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Management recognizes that there are inherent limitations in the effectiveness of any internal control structure. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 based upon the criteria for effective internal control over financial reporting described in “Internal Control—Integrated Framework” issued by COSO. Based upon this assessment, management believes that, as of December 31, 2010, the Company maintained effective control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Center Financial Corporation:

We have audited Center Financial Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Center Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting. Our responsibility is to express an opinion on Center Financial Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Center Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in the Internal Control-Integrated Framework issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of Center Financial Corporation and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2010, and our report dated March 3, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Los Angeles, California

March 3, 2011